UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )

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Filed by a Party other than the Registrant ☐

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Trinity Capital Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1200 TRINITY DRIVE•LOS ALAMOS, NEW MEXICO 87544•(505) 662-5171

April 24, 2007

Dear Shareholder:

On behalf of the Board of Directors and management of Trinity Capital Corporation, we cordially invite you to attend the Annual Meeting of Shareholders of Trinity Capital Corporation to be held at 6:00 p.m. on May 24, 2007, at the Hilltop House Hotel located at 400 Trinity Drive, Los Alamos, New Mexico.  The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement discuss the business to be conducted at the meeting.  We have also enclosed a copy of Trinity’s 2006 Annual Report to shareholders.  At the meeting we will report on operations and the outlook for the year ahead.

The Board of Directors has nominated four persons to serve as Class I directors, each of whom is an incumbent director. We recommend you vote your shares “for” the director nominees.  Trinity’s Audit Committee has selected, and we recommend that you ratify the selection of, Moss Adams, LLP to serve as our independent registered public accounting firm for the year ending December 31, 2007.

We would also like to take this opportunity to let you know that we will be changing the manner in which you receive Trinity’s Annual Report and Proxy Statement starting next year. In the future, we will send you a notice that the Annual Report and Proxy Statement have been posted to our website. You will also be mailed your Proxy Card on which you may cast your votes. This new means of delivery, via the Internet, will greatly reduce the costs associated with printing and mailing Trinity’s Annual Report and Proxy Statement. If you wish to receive a printed copy of these documents, all you need to do upon receiving the notice of availability is to contact us and we will send one within two business days.

We encourage you to attend the meeting in person.  Whether or not you plan to attend, however, please complete, date, sign and return the enclosed proxy card in the enclosed envelope. This will assure that your shares are represented at the meeting.

We look forward to seeing and visiting with you at the meeting.

Very truly yours,

Bill Enloe
President and Chief Executive Officer

PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING IN PERSON.  WE HOPE THAT YOU WILL BE ABLE TO ATTEND THE MEETING.  IF YOU DO, YOU MAY VOTE YOUR STOCK IN PERSON IF YOU WISH.  YOU MAY REVOKE THE PROXY CARD AT ANY TIME PRIOR TO ITS EXERCISE.

NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS

TO BE HELD MAY 24, 2007

TIME:	6:00 p.m. on Thursday, May 24, 2007

PLACE:	Hilltop House Hotel
400 Trinity Drive
Los Alamos, New Mexico

ITEMS OF BUSINESS:	1. Election of four members to the Board of Directors;
2. Ratification of the appointment of Moss Adams LLP as Trinity’s independent public accountants for the year ending December 31, 2007; and
3. The transaction of such other business as may properly be brought before the meeting and any adjournments or postponements of the meeting.

RECORD DATE:	You can vote if you were a shareholder of record on April 1, 2007.

ANNUAL REPORT:	Trinity’s 2006 Annual Report is enclosed. It is also available on-line at www.lanb.com/tcc/annual.asp

PROXY VOTING:

It is important that your shares are represented and voted
at the Annual Meeting. You can vote your shares by
completing and returning the proxy card sent to you. You
can revoke a proxy at any time prior to its exercise at the
Annual Meeting by following the instructions in the
accompanying Proxy Statement.

POSTPONEMENT:

In the event there are an insufficient number of votes for
a quorum or to approve or ratify any of the foregoing
proposals at the time of the Annual Meeting, the meeting
may be adjourned or postponed in order to permit us to
further solicit proxies.

Steve W. Wells Secretary April 24, 2007

2007 PROXY STATEMENT

This Proxy Statement is being furnished to shareholders of Trinity Capital Corporation, a New Mexico corporation (“Trinity”) with its principal executive offices located in Los Alamos, New Mexico, in connection with the solicitation by Trinity’s Board of Directors (“Board”) of proxies to be used at the 2007 Annual Meeting of Shareholders. The Annual Meeting will be held on May 24, 2007, at the Hilltop House Hotel located at 400 Trinity Drive, Los Alamos, New Mexico at 6:00 p.m., or at any adjournments or postponements of the meeting.

Trinity is the holding company for Los Alamos National Bank, a national banking organization (“LANB”). Trinity also owns all of the common shares of Title Guaranty & Insurance Company (“Title Guaranty”), TCC Appraisal Services Corporation, both New Mexico corporations, and four special purpose business trusts, created for the sole purpose of issuing an aggregate of $37.1 million in trust preferred securities. TCC Funds, a Delaware statutory trust, was also created in 2006 in order to enable us to create a mutual fund. LANB also has a subsidiary, TCC Advisors Corporation, created to enable registration with the Securities and Exchange Commission as a registered investment advisor.

Trinity’s Annual Report, including the consolidated financial statements for the year ended December 31, 2006, accompanies this Proxy Statement, which is first being mailed to shareholders on or about April 24, 2007.

ANNUAL MEETING

Purpose of Annual Meeting. The Annual Meeting is held to allow shareholders to act upon the matters outlined in the Notice of Annual Meeting of Shareholders, including the election of directors and the ratification of Trinity’s independent auditors.  In addition, management will report on the performance of Trinity and respond to questions from shareholders.

Shareholders Entitled to Vote and Voting Rights. Shareholders of record as of the close of business on April 1, 2007, the record date for the Annual Meeting, will be entitled to vote their shares at the Annual Meeting. As of the record date, there were 6,540,379 shares of common stock outstanding.  Each share of common stock is entitled to one vote on each matter properly brought before the shareholders at the Annual Meeting. Your proxy card(s) will state the number of shares held under each of your accounts. This Proxy Statement describes the matters that will be presented for consideration by the shareholders at the Annual Meeting.

How to Vote. Your vote is very important.  If you are the record holder of your shares, you may vote either by mail or in person at the meeting.  To vote by mail, complete and sign the enclosed proxy card and mail it in the enclosed pre-addressed envelope.  No postage is required if mailed in the United States.  If you mark your proxy card to indicate how you want your shares voted, your shares will be voted as you instruct.  If you sign and return your proxy card but do not mark the card to provide voting instructions, the shares represented by your proxy card will be voted “for” all four nominees named in this Proxy Statement and “for” the ratification of Trinity’s auditors and in accordance with the judgment of the proxy holders on any other matter properly brought before the meeting and any adjournments and postponements of the meeting.

If your shares are held in the name of your broker or fiduciary (or what is usually referred to as “street name”) you should have received this Proxy Statement from your broker or fiduciary with instructions on how to direct that person or entity to vote your shares.  It will then be your broker’s or fiduciary’s responsibility to vote your shares in the manner you direct.  Please complete, sign and return the proxy card in the envelope provided by your broker or fiduciary.  Under the rules of various national and regional securities exchanges, brokers and fiduciaries may generally vote on routine matters, such as the election of directors and the ratification of independent auditors, but cannot vote on non-routine matters, such as the adoption or amendment of a stock incentive plan or an amendment to Trinity’s Articles of Incorporation, unless they have received voting instructions from the person for whom they are holding shares.  If there is a non-routine matter presented to shareholders at a meeting and your broker or fiduciary does not receive instructions from you on how to vote on that matter, your broker or fiduciary will return the proxy card to us, indicating that he or she does not have the authority to vote on that matter.  This is generally referred to as a “broker non-vote” and may affect the outcome of the voting on those matters.  We encourage you to provide directions to your broker or fiduciary as to how you want your shares voted on all matters to be brought before the meeting. You should do this by carefully following the instructions your broker or fiduciary gives you concerning its procedures.  This ensures that your shares will be voted at the meeting.

If you want to vote in person, please come to the meeting.  We will distribute written ballots to anyone who wants to vote at the meeting.  Please note, however, that if your shares are held in the name of your broker or fiduciary, you will need to arrange to obtain a legal proxy from your broker or fiduciary in order to vote in person at the meeting.  Even if you plan to attend the Annual Meeting, you should complete, sign and return your proxy card in advance of the Annual Meeting in case your plans change.

Director Nominees. The Board may, by resolution, provide for a lesser number of directors or designate a substitute nominee.  In the latter case, shares represented by proxies may be voted “for” substitute nominees.  Proxies cannot be voted for more than four nominees.  The Board has no reason to believe any nominee will be unable to stand for re-election.

Householding.  We have adopted a procedure approved by the SEC called “householding.”  Under this procedure, shareholders of record who have the same residential address or post office box and last name, or are reasonably believed by us to be members of the same family, will receive only one copy of Trinity’s Notice of Annual Meeting, Proxy Statement and Trinity’s Annual Report, unless one or more of these shareholders notifies us that they wish to continue to receive individual copies.  This procedure reduces Trinity’s printing costs and postage fees from duplicative mailings.

Shareholders who participate in householding will continue to receive separate proxy cards for each account under which they own shares. Also, householding will not in any way affect dividend check mailings and deposits.

If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of the Notice of Annual Meeting, Proxy Statement and Annual Report, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact the Trinity Capital Corporation Stock Representative, Danette Clark, at: 1200 Trinity Drive, Post Office 60, Los Alamos, New Mexico 87544, (505) 662-1036 or (800) 525-9634.

If you participate in householding and wish to receive a separate copy of this Notice of Annual Meeting, Proxy Statement and Annual Report, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact Trinity’s Stock Representative as indicated above.  You may also find copies of these documents on Trinity’s website at www.lanb.com/tcc.

If you have multiple accounts reflected in Trinity’s stock transfer records and/or in accounts with brokers or fiduciaries, you will receive one proxy card for each account.  Please complete, sign and return ALL proxy cards to ensure that all of your shares are voted.

Revocation of Proxies.  You can revoke your proxy at any time prior to the Annual Meeting by completing, signing and delivering a new proxy card or written notice of revocation to Trinity prior to the Annual Meeting or by voting in person at the Annual Meeting. If you vote in person, revoking a prior proxy, please inform the election judges of your revocation.  If you hold your shares in the name of your broker or fiduciary, and desire to revoke your proxy, you will need to contact that person or entity to revoke your proxy.

Required Vote.     A majority of the shares that are outstanding and entitled to vote as of the record date must be present in person or by proxy at the meeting in order to hold the meeting and conduct business.

Shares are counted as present at the meeting if the shareholder either:

* is present in person at the meeting; or

* has properly submitted a signed proxy card or other form of proxy.

On April 1, 2007, the record date, there were 6,540,379 shares of common stock issued and outstanding.  Therefore, at least 3,270,190 shares need to be present in person or by proxy at the Annual Meeting. Broker non-votes will not be counted as entitled to vote, but will count for purposes of determining whether or not a quorum is present on the matter.  The following table sets forth the votes required for each item of business for the Annual Meeting:

Proposal 1: Election of Four Directors (Class I)

The four nominees for election as directors who receive the highest number of “FOR” votes will be elected as directors. This number is called a “plurality.” You may vote “for” or “withhold authority to vote for” each nominee for director. If you do not vote for a particular nominee, or you indicate “withhold authority to vote” for a particular nominee on your proxy card, your non-votes or withholding of authority and broker non-votes will not count as votes cast either for or against the nominee, but will count for purposes of determining whether or not a quorum is present on the matter.

Proposal 2: To Ratify the Appointment of Moss Adams, LLP as Trinity’s Independent registered public accounting firm for the Fiscal Year Ending December 31, 2007.

Ratification of the appointment of Moss Adams, LLP as Trinity’s independent registered public accounting firm for Trinity’s fiscal year ending December 31, 2007 requires a majority of the votes cast in person or by proxy at the Annual Meeting be voted “FOR” this Proposal. You may vote “for,” “against,” or “abstain” on the ratification of Moss Adams. Abstentions and broker non-votes will not be counted as votes cast either for or against the proposal, but will count for purposes of determining whether or not a quorum is present on the matter.

If possible, we will announce voting results at the meeting. The voting results will also be disclosed in Trinity’s Form 10-Q for the quarter ending June 30, 2007.

How does the Board recommend that I vote?  Trinity’s Board recommends that you vote your shares “FOR” each of the nominees to the Board and “FOR” the ratification of Moss Adams, LLP as Trinity’s independent registered public accounting firm for the 2007 fiscal year.

Voting on Other Matters.  When you sign the enclosed proxy card, you appoint the proxy holder as your representative at the meeting.  The proxy holder will vote your shares as you have instructed in the proxy card, thereby ensuring your shares will be voted whether or not you attend the meeting.  If you have signed and returned the proxy card and an issue comes up for a vote at the meeting that is not identified on the card, the proxy holder will vote your shares, pursuant to your proxy, in accordance with his or her judgment.

Cost of Proxy Solicitation. Trinity will bear the cost of soliciting proxies.  In addition to solicitations by mail, Trinity’s officers, directors or employees may solicit proxies in person or by telephone.  These persons will not receive any special or additional compensation for soliciting proxies. We may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders.

List of Shareholders.  Pursuant to state law and the bylaws of Trinity, the names of the shareholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and the 10 days prior to the Annual Meeting, during regular business hours, at the Corporate Offices at: 1200 Trinity Drive, 3rd Floor, Los Alamos, New Mexico 87544.

Shareholder Account Maintenance.  Should you find any errors or changes that should be made in your shareholder account information, please provide Trinity’s Stock Representative, Danette Clark, with a written account of the changes that should be made at: 1200 Trinity Drive, Los Alamos, New Mexico 87544 or by e-mail at tcc@lanb.com.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of Trinity’s common stock as of April 1, 2007, by each person known by us to be the beneficial owner of more than 5% of Trinity’s outstanding common stock, by each director or nominee, by each executive officer named in the summary compensation table which can be found later in this Proxy Statement and by all directors and executive officers of Trinity as a group.  Beneficial ownership has been determined for this purpose in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), under which a person is deemed to be the beneficial owner of securities if he or she has or shares voting power or investment power with respect to such securities or has the right to acquire beneficial ownership of securities within 60 days of April 1, 2007.  The address for the Trinity Capital Corporation Employee Stock Ownership Plan f/k/a Los Alamos National Bank Employee Stock Ownership Plan (“ESOP”) is 1200 Trinity Drive, Los Alamos, New Mexico 87544.

Name of Individual or Number of Individuals in Group	Amount and Nature of Beneficial Ownership		Percent of Class
Trinity Capital Corporation ESOP	629,066	(1)	9.61	%(2)
George A. Cowan	802,245	(3)	12.26	%(2)
William C. Enloe	218,943	(4)	3.27	%(5)
Jeffrey F. Howell	7,028	(6)	*(2)
Deborah U. Johnson	10,000	(7)	*(2)
Jerry Kindsfather	124,700	(8)	1.90	%(2)
Arthur B. Montoya, Jr.	7,026	(9)	*(2)
Lewis A. Muir	286,721	(10)	4.38	%(2)
Stanley D. Primak	8,866	(11)	*(2)
Charles A. Slocomb	2,979	(12)	*(2)
Steve W. Wells	138,182	(13)	2.08	%(14)
Robert P. Worcester	8,888	(15)	*(2)
Daniel R. Bartholomew	16,734	(16)	*(17)
All directors and executive officers as a group (11 persons)	814,401		12.04	%(18)

*Indicates that the individual or entity owns less than one percent of Trinity’s common stock.

(1)                      Of the 629,066 shares held by Trinity’s ESOP, 611,439 are allocated or will be allocated in 2007 to the individual participants’ accounts and 17,627 are unallocated and unissued.

(2)                      Based upon 6,540,379 shares of common stock issued and outstanding as of April 1, 2007.

(3)                      Of the 802,245 shares held by Dr. Cowan, 448,648 are held in the Cowan Revocable Trust, of which Dr. Cowan and his wife are the trustees and share voting and investment power, and 353,597 are held by the Delle Foundation, a non-profit corporation controlled by Dr. Cowan and his wife.

(4)                      Includes 24,350 shares over which Mr. Enloe shares voting and investment power with his spouse, 55,031 shares held by Mr. Enloe in Trinity’s ESOP and 139,562 shares available to

Mr. Enloe through the exercise of options over which shares he has no voting power or sole investment power.

(5)       Based upon 6,679,941 shares of common stock issued and outstanding as of April 1, 2007, which includes exercisable options held by Mr. Enloe which have not yet been exercised.

(6)                      Of the 7,028 shares held by Ms. Howell, 100 are held by her spouse.

(7)                      Ms. Johnson shares voting and investment power in 8,200 shares with her spouse. The remaining 1,800 shares are held by Ms. Johnson in her individual retirement account.

(8)                      Includes 114,292 shares, one-half of the 228,584 shares held by J&G Investments, in which Mr. Kindsfather is a 50% partner with shared voting and investment power.

(9)                      Dr. Montoya shares voting and investment power in 6,726 shares with his spouse. The remaining 300 shares are held by the Arthur B. Montoya, Jr., DDS Profit Sharing Plan over which Dr. Montoya shares voting and investment power.

(10)                Includes 280,608 shares held in the Lewis and Janice Muir Revocable Trust, of which Mr. Muir and his wife are the trustees and share voting and investment power, 605 shares over which Mr. Muir has sole voting and investment power and 5,508 shares over which his spouse has sole voting and investment power.

(11)                Includes 8,452 shares over which Mr. Primak shares voting and investment power with his spouse, 206 shares held in his individual retirement account and 208 shares held in the individual retirement account of his spouse.

(12)                Mr. Slocomb shares voting and investment power in such shares with his spouse.

(13)                Includes 40,604 shares Mr. Wells owns in Trinity’s ESOP, 12,705 shares held in his individual retirement account, 7,466 shares over which Mr. Wells has sole voting and investment power and 76,346 shares available to Mr. Wells through the exercise of options, over which shares he has no voting or sole investment power. This number includes 1,061 shares held by Mr. Wells’ spouse, obtained prior to marriage, and to which he has disclaimed any interest.

(14)                Based upon 6,616,725 shares of common stock issued and outstanding as of April 1, 2007, which includes exercisable options held by Mr. Wells which have not been exercised.

(15)                Mr. Worcester shares voting and investment power over such shares with his spouse.

(16)                Mr. Bartholomew owns 11,757 shares through Trinity’s ESOP, 10 shares in which Mr. Bartholomew shares voting and investment power with his wife and 300 shares are owned by Mr. Bartholomew’s father and will transfer upon death to Mr. Bartholomew. Additionally, 4,667 shares are available to Mr. Bartholomew through the exercise of options, over which shares he has no voting or sole investment power.

(17)                Based upon 6,545,046 shares of common stock issued and outstanding as of April 1, 2007 which includes exercisable options held by Mr. Bartholomew which have not been exercised.

(18)                Based upon 6,760,954 shares of common stock issued and outstanding as of April 1, 2007, which includes exercisable options held by Messrs. Enloe, Wells and Bartholomew which have not been exercised.

Section 16(a) Beneficial Ownership Reporting Compliance.  Section 16(a) of the Securities Exchange Act of 1934 requires that the directors, executive officers and persons who own more than 10% of Trinity’s common stock file reports of ownership and changes in ownership with the Securities and Exchange Commission. These persons are also required to furnish us with copies of all section 16(a) forms they file. Based solely on Trinity’s review of the copies of such forms furnished to us and, if appropriate, representations made by any reporting person concerning whether a Form 5 was required to be filed for 2006, we are not aware of any failures to comply with the filing requirements of Section 16(a) during 2006, except as described below:

•                  William C. Enloe was granted 28,000 stock appreciation rights on January 1, 2006. This grant was reported on a Form 8-K filed on January 3, 2006 and a Form 4 filed on January 19, 2007.

•                  Steve W. Wells was granted 14,000 stock appreciation rights on January 1, 2006. This grant was reported on a Form 8-K filed on January 3, 2006 and a Form 4 filed on January 19, 2007.

•                  Daniel R. Bartholomew was granted 7,000 stock appreciation rights on January 1, 2006. This grant was reported on a Form 8-K filed on January 3, 2006 and a Form 4 filed on January 19, 2007.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Trinity’s Board conducts its business through meetings of the Board and through the activities of its committees. The Board meets monthly and may schedule special meetings as needed.  During 2006, Trinity’s Board held 13 meetings.  Each of Trinity’s directors attended at least 75% of the total number of Board meetings held and meetings of the committees on which such directors served during 2006 with the exception of Stanley Primak.  It is Trinity’s policy that all directors shall attend the Annual Meetings, except in the event of illness or other unanticipated conflicts.  Ten of the eleven directors then serving attended Trinity’s 2006 Annual Meeting on May 11, 2006.  The Board has determined to continue with a Board consisting of ten directors.

It is Trinity’s policy that the Board consists of a majority of independent directors. Each of Trinity’s directors, with the exception of Messrs. Enloe and Wells, who are employed by Trinity, are deemed to be “independent” as defined in the rules and regulations of the NASDAQ Stock Market, Inc. Executive sessions of non-management directors are held several times a year. These sessions are scheduled and chaired by Ms. Jeffrey Howell, Trinity’s Chairman of the Board. Any non-management director can request the scheduling of an executive session.

The Board has established a standing Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, among other committees. The table below provides membership and meeting information for each of these committees.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
William C. Enloe [1]
Jeffrey F. Howell	X2		X
Deborah U. Johnson		X	X
Jerry Kindsfather		X
Arthur B. Montoya, Jr.	X		X2
Lewis A. Muir	X	X
Stanley D. Primak		X	X
Charles A. Slocomb	X	X3
Steve W. Wells [1]
Robert P. Worcester	X	X2	X

2006 Committee Meetings	5	2	1

1          Messrs. Enloe and Wells are Executive Officers and as such are not members of the Board committees listed.

2                   Committee Chair.

3                   Mr. Slocomb joined the Compensation Committee in December 2006.

Audit Committee.  The members of the Audit Committee are Ms. Howell (Chair) and Messrs. Montoya, Muir, Slocomb, and Worcester, each of whom served on the Committee in 2006 and will continue in 2007.  Each member of the Committee is deemed to be “independent” as such term is defined by NASDAQ and the rules and regulations promulgated by the Securities and Exchange Commission. The Board has determined that Ms. Howell qualifies and has appointed her to serve as the “audit committee financial expert” as defined in the rules and regulations of the Securities and Exchange Commission.  The Board based this decision on Ms. Howell’s extensive professional experience, as described in her biography on page 37 of this Proxy Statement.

The Committee is responsible for the following:

•                  selection and retention of Trinity’s independent registered public accounting firm, approval of the services they will perform and review of the results, both with management and in executive session with the accounting firm;

•                  reviewing the performance of the independent registered public accountants;

•                  reviewing with management the systems of internal controls, including the adequacy and effectiveness of the systems of internal controls over financial reporting and any significant changes in internal controls over financial reporting, accounting practices and disclosure controls and procedures;

•                  reviewing annual and quarterly financial statements and other Company filings; and

•                  reviewing internal audit reports and associated controls.

The Committee has adopted a written charter which can be found on Trinity’s website at www.lanb.com/tcc/management.asp, setting forth the Committee’s duties and functions. The Audit Committee met five times in 2006.

Nominating and Corporate Governance Committee. The members of the Nominating and Corporate Governance Committee are Messrs. Montoya (Chair), Worcester, Primak, Ms. Johnson and Ms. Howell, each of whom served on the Committee in 2006 and will continue in 2007.  Mr. Worcester served as Chair until June of 2006 at which time he resigned as Chair and Mr. Montoya was appointed Chair. Each member of the Committee is “independent” as such term is defined by NASDAQ and the rules and regulations promulgated by the Securities and Exchange Commission.  The purpose of the Committee is to evaluate and recommend to the Board nominees for consideration by Trinity’s shareholders to serve as directors and to review and analyze the corporate governance policies and practices of Trinity, including Trinity’s Code of Business Conduct and Business Ethics which may be found on Trinity’s website at www.lanb.com/tcc/management.asp. Any amendments or waivers to the Code of Business Conduct and Business Ethics will be posted at the same location on Trinity’s website. The Committee has adopted a written charter, which can be found on Trinity’s website at www.lanb.com/tcc/management.asp, setting forth the Committee’s duties and functions. The Nominating and Corporate Governance Committee met once in 2006.

                Director Nominations and Qualifications. The Nominating and Corporate Governance Committee follows the procedures contained in Trinity’s bylaws and the nominating policies and procedures to identify, evaluate and select nominees for directors.  The Nominating and Corporate Governance Committee considers candidates suggested by the Board, management and shareholders. Existing directors whose terms will expire at the next annual meeting will automatically be evaluated unless a director has expressed his or her intent not to stand for re-election.  After each new candidate is identified, the Committee will compile the information required in Trinity’s bylaws and will make an initial determination whether to entertain the candidate based on information provided to the Committee, the directors’ own knowledge and any inquiries made by the Committee. This preliminary determination is also based on Trinity’s minimum qualifications for directors, the current composition of the Board, the balance of management and independent directors, and the need for Audit Committee members or other expertise. The Committee will also determine whether to conduct an interview of the candidate. After conducting all interviews and evaluations, the Committee will make its recommendations to the Board. The Board will review the recommendations and make the final determination of which nominees will be presented for election.

The Board has adopted the following minimum qualifications for service on Trinity’s Board:

i.                  Each nominee should meet the minimum requirements for service on the Board contained in Trinity’s bylaws.

ii.               No nominee can be eligible for election or re-election as a director if at the time of such election such person is 75 or more years of age, unless a waiver is obtained from the Board or the nominee was over the age of 75 when the bylaws were amended on February 18, 2003.

iii.            Each nominee should possess the highest personal and professional ethics, integrity and values.

iv.           Each nominee should have, in the Nominating and Corporate Governance Committee’s opinion, a sufficient educational and professional background and have relevant past and current employment affiliations, board affiliations and experience for service on the Board.

v.              Each nominee should have demonstrated effective leadership and sound judgment in his or her professional life.

vi.           Each nominee should have a strong sense of service to the communities which Trinity and its subsidiaries serve.

vii.        Each nominee should have exemplary management and communication skills.

viii.     Each nominee should be free of conflicts of interest that would prevent him or her from serving on the Board. For the purposes of this item, individuals who (a) have a borrowing relationship or (b) conduct business in the ordinary course with Trinity or any of its subsidiaries should not, solely because of such relationships, be deemed to have a “conflict of interest.”

ix.             Each nominee should be expected to ensure that other existing and future commitments do not materially interfere with his or her service as a director of Trinity.

x.                Each nominee should review and agree to meet the standards and duties set forth in Trinity’s Code of Business Conduct and Business Ethics.

xi.             Each nominee should be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board for an extended period of time.

The “independence” of non-management nominees will also be taken into account so that at least a majority of the Board will be made up of directors who satisfy the independence standards set forth by NASDAQ and the rules and regulations of the Securities and Exchange Commission. Information regarding the nominating policies and procedures, the director minimum qualifications and Trinity’s bylaws can be found on Trinity’s website at www.lanb.com/tcc/management.asp.

Trinity received no director nominations by shareholders for inclusion in this Proxy Statement.

Director Independence. Trinity annually examines the relationships with each director to determine whether that director can be considered “independent,” “outside,” and “non-employees.” These standards can be found on its website at http://www.lanb.com/tcc/ncgc.asp.  This analysis is reviewed by the Audit Committee and the Nominating and Corporate Governance Committee.

Related Party Transactions. Trinity engaged the services of Rick Johnson & Company, Inc. (“RJC”), an advertising and marketing firm, in 2006. Deborah U. Johnson, a Trinity director, is a principal shareholder of RJC. Under the terms of Trinity’s agreement with RJC, we paid RJC approximately $620,791 in 2006 for advertising and marketing services, which constitutes less than

5% of RJC’s annual gross revenue. We believe that the terms for the advertising and marketing services provided by RJC are on the same terms as if they were with an unrelated third party. Trinity has no indebtedness transactions with its directors or NEOs.

The types of transactions, relationships and arrangements that are considered in determining independence but are not disclosed as a related party transaction include, but are not limited to, borrowing relationships and business relationships. Trinity is a financial holding company which controls LANB. As such, LANB commonly enters into customary loan, deposit and associated relationships with its directors and executive officers, all of which are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability or present other unfavorable features. All loans by LANB to Trinity’s directors and executive officers are subject to the regulations of the Office of the Comptroller of Currency. National banks are generally prohibited from making loans to its directors and executive officers at favorable rates or on terms not comparable to those available to the general public or other employees. LANB does not offer any preferential loans to Trinity’s directors or executive officers.

Trinity’s written Related Party Transaction Policy provides that all relationships between Trinity and any director or NEO will be reviewed, approved or ratified by the Audit Committee of the Board, with the exception of any loan transactions falling within the ordinary course of business exception for LANB. All transactions will be reviewed, regardless of type, when the transaction is anticipated to or actually meets or exceeds $120,000 in compensation to the director, NEO or an entity related to a director or NEO.

Trinity’s policy provides that prior to engaging a director, NEO or an entity related to a director or NEO, the Audit Committee shall be provided the details of the relationship, including the nature of the relationship, the anticipated amount of compensation to be paid to the director, NEO or entity related to a director or NEO, and, if possible, a comparison of market rates for similar products or services. The Audit Committee will consider the proposed relationship and either approve or deny the engagement. Additionally, the relationships with directors and their related entities will be reviewed each year as part of the determination of independence of each director and nominee. In the event that a relationship is entered into without prior approval of the Audit Committee, the Committee will be provided with detailed information regarding the relationship for ratification. If the Committee does not ratify the relationship, Trinity will terminate the relationship.

Once a relationship has been created, Trinity will cause a request for proposals to be issued to the director, NEO or entity related to a director or NEO not less than every five years. This request will serve to ensure that Trinity is obtaining products and services on terms at least as favorable as if they were from an unrelated third party.

Trinity’s policy did not require review, approval or ratification of its relationship with RJC, as described above. This relationship was in existence prior to the adoption of its Related Party Transaction Policy. However, Trinity will follow its policy with regard to any renewals or modifications in its relationship with RJC in the future.

Communications with Directors.  All communications to Trinity’s directors should be made in writing to: Trinity Capital Corporation, General Counsel, 1200 Trinity Drive, Post Office Box 60, Los Alamos, New Mexico 87544.  Communications will be forwarded to the addressee and/or the appropriate committee chair or director. The General Counsel may summarize the contents of any communication prior to forwarding the message to its intended recipient.  Directors may review a log of all communications received or request copies of any communications at any time. Concerns relating to accounting, internal controls and auditing matters will be promptly raised with Trinity’s internal auditors, if appropriate, and reported to the Audit Committee. Trinity’s communication policy is available on Trinity’s website at www.lanb.com/tcc/management.asp.  Communications regarding concerns over the management or financial reporting of Trinity can also be addressed directly to the Audit Committee Chair through Trinity’s website at www.lanb.com/tcc/management.asp or by emailing auditchair@lanb.com.

Code of Business Conduct and Business Ethics. We have a Code of Business Conduct and Business Ethics in place that applies to all of Trinity’s directors and employees, including Trinity’s Chief Executive Officer and Chief Financial Officer, which requires ethical conduct at all times and conduct in accordance with all laws and regulations. The Code of Business Conduct and Business Ethics is posted on Trinity’s website at www.lanb.com/tcc/management.asp. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding any amendment to or waiver of the Code with respect to Trinity’s executive officers and directors, and persons performing similar functions, by posting such information on our website. No waivers or amendments to Trinity’s Code of Business Conduct and Business Ethics were granted or made in 2006.

Indemnification. The shareholders approved an amendment to the Articles of Incorporation at the 2003 Annual Meeting restating the indemnification provided to Trinity’s directors. The Articles of Incorporation provide for indemnification of directors to the fullest extent permitted by New Mexico law. This indemnification is provided so that Trinity’s directors may undertake their duties without undue concern regarding their personal liability.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the Company’s compensation philosophy and polices for 2006 as applicable to the executive officers named in the Summary Compensation Table on page 22.  This section explains the structure and rationale associated with each material element of the executive’s compensation, and it provides important context for the more detailed disclosure tables and specific compensation amounts provided following the section.

Compensation Committee Practices and Procedures

Compensation Committee.  The members of the Compensation Committee are Messrs. Worcester (Chair), Kindsfather, Primak, and Muir, Ms. Johnson and Ms. Howell, each of whom served on the Committee in 2006 and will continue in 2007. Mr. Slocomb joined the Committee in December 2006 and will continue to serve in 2007. Each member of the Committee is deemed to be “independent” as such term is defined by NASDAQ, an “outside” director under Section 162(m) of the Internal Revenue Code of 1986, and a “non-employee” director pursuant to Section 16 of the Exchange Act.  The Committee has adopted a written charter, which can be found on Trinity’s website at www.lanb.com/tcc/management.asp, which sets forth the Committee’s duties and functions. The Compensation Committee met two times in 2006.

The Compensation Committee of Trinity has the following general duties and responsibilities:

•                  discharge the Board’s responsibilities relating to the compensation of the Company’s executive officers;

•                  evaluate and make recommendations to the Board with regard to the compensation of directors;

•                  review the Compensation Discussion and Analysis and issue the Compensation Committee Report for inclusion in Trinity’s Proxy Statement in accordance with all applicable rules and regulations.

Pursuant to its charter, the Compensation Committee may delegate authority to subcommittees and individual members of the Committee, where appropriate. However, the Committee cannot delegate its decision-making authority or its authority to make recommendations to the Board.

Role of Management.  William C. Enloe, Trinity’s Chief Executive Officer, provides some input and recommendations to the Committee with regard to the stock incentives to be awarded to senior management. Mr. Enloe also makes recommendations to the Committee with regard to Trinity’s contributions into the ESOP), Profit Sharing Plan and other bonus programs.  The named executive officers (“NEOs”) participate in discussions regarding the other NEOs’ compensation, but play no role in determining the form or amount of their own compensation and do not make recommendations with regard to director compensation.

Role of Compensation Consultants.  The Committee has the authority, pursuant to its charter, and has engaged compensation consultants from time to time, as deemed appropriate.  When such consultants are retained, they are contracted for and the scope of the engagement is established by the Committee.  The Committee did not engage consultants with respect to its 2006 compensation of NEOs or directors.

Compensation Philosophy and Objectives

Trinity’s compensation programs align with the Company’s, culture, philosophy, and strategy to provide long-term sustainable growth for its investors. In keeping with this strategy, Trinity’s compensation programs are focused on attracting, motivating, rewarding and retaining intelligent, honest and loyal employees and motivating employees, including Trinity’s executive officers, to achieve superior job performance, deliver excellent customer service, and contribute to the overall success of the organization. Trinity’s compensation programs are also designed to encourage both generation of income and reduction of expenses by making Trinity’s employees owners of Trinity.

We believe that Trinity’s employees are the key to our success as a company. As Trinity’s operations are located in geographic areas with lower than national unemployment rates and highly educated employee pools, Trinity’s compensation programs must be very competitive in order to attract and retain the highest quality employees.  Compensation is awarded both on the basis of individual performance and Trinity’s success.

Trinity also focuses on reducing unwanted turnover, acknowledging that long-term employees (defined by Trinity as those employed for three-years or longer and referred to as “CORE” employees) are generally more competent and efficient than new, less experienced employees. We attempt to limit unwanted turnover by using a Profit Sharing Plan and the ESOP that reward longevity and company performance.  Trinity’s contributions to the ESOP and Profit Sharing Plan have been awarded as percentages of its pre-tax net income.

Compensation Factors

General.  The Committee determines the compensation of Trinity’s NEOs using the same general framework used to determine the compensation of the rest of Trinity’s employees. Trinity’s NEOs’ base salaries are used to reflect individual performance, while short-term and long-term incentives are used to reflect Company performance as well as to provide incentives for Trinity’s NEOs and other employees to continue the long-term profitability of Trinity.  In the past, Trinity has not used static performance criteria or measures, but instead has looked at the complete picture of Trinity’s returns, in light of market environment, competitors, economic conditions and other relevant factors that affect the profitability of Trinity.  The Committee, thus, has the discretion to take into account all factors and measures throughout the year, rather than certain items set at the beginning of the year which circumstances may have made less of a priority.

Trinity continually seeks ways to improve the satisfaction of both Trinity’s customers and employees while still maintaining a high return to Trinity’s investors. In this vein, Trinity’s Compensation Committee is currently considering the implementation of a Performance Plan under which bonuses would be based upon pre-determined, specific measures and thresholds.

Corporate Performance.  In establishing executive compensation, the Board weighs the financial performance indicators and levels of success desired and expected in assessing the performance of its NEOs. These indicators are based upon the budget created by management and approved by the Board and focus primarily on the returns for LANB, including: net income; average asset growth rate; return on average assets; return on average equity; efficiency ratio; and remaining well capitalized. Trinity’s Board sets the expectations of meeting or exceeding these goals, but takes into account other internal and external factors that influence the levels of success that can be achieved in the given year. Trinity’s goals are set as “stretch” goals which are not easily attainable. As such, Trinity retains the flexibility and discretion to reward its NEOs based on corporate performance even if the performance goals are not fully met.

Individual Performance.  Included in the consideration of individual performance is the expertise, skill set and workload requirements for each position as well as the responsibilities resultant from being a public company. All employees of Trinity and its subsidiaries, set individual goals each year that are to align with departmental goals which in turn align with the corporate goals and strategies. The goals are set by the employees and are discussed with and approved by each employee’s supervisor. The focus in developing annual and long-term goals remains on the interests of Trinity’s three key stakeholders: excellence in customer service, employee satisfaction and investor returns. NEOs’ goals typically include reaching budget for financial measures, progress or achievement of Trinity’s strategic goals, meeting opportunities and challenges as they arise, personnel management and development, and community support and involvement.

Peer Comparison.  In its 2006 compensation review, the Committee compared its compensation program to certain peer financial institutions. Data was provided by SNL Financial, Inc. regarding the 2005 reported compensation of NEOs for similarly-sized financial institutions. The Committee analyzed its NEOs’ compensation relative to comparable financial institutions. From that analysis, the Committee concluded that its NEOs’ compensation is fair and generally below the median and average levels for its peers.

Included in the peer group were the following financial institutions: First State Bancorp, NM; Southwest Bankcorp, OK; CoBiz, CO; South Bancshares, TX; Texas United Bancshares, TX; Farmers & Merchants Bancorp, CA; S. Y. Bancorp, KY; First United Corp., MD; BancTrust Financial, AL; Royal Bancshares of Pennsylvania, PA; Western Sierra Bancorp, CA; Enterprise Financial, MO; Southern Community Financial, NC; Cascade Bancorp, OR; First M & F, MS; Peapack-Gladstone, NJ; Oak Hill Financial, OH; Northern Empire, CA; Cascade Financial, WA; Citizens & Northern, PA; Mercantile Bancorp, IL; Heritage Commerce Corp., CA; MetroCorp Bankshares, TX; Horizon Bancorp, IN; Exchange National, MO; Summit Bancshares, TX; MidSouth Bancorp, LA; and Vail Banks, CO.

Elements of Compensation

General.  Trinity balances the use of current and long-term compensation as well as cash and non-cash compensation to ensure its competitiveness, as well as to motivate employees to contribute to the profitability of the business. Trinity’s compensation program includes the following elements which are available to all eligible employees: base salary, profit sharing, ESOP, discretionary performance bonuses, and benefits which include health insurance, life and disability insurance, flexible spending accounts, leave (vacation, sick and sabbatical), leave incentives, a 401(k) Plan, health club memberships, education assistance, products and service discounts. Trinity’s managers may award performance bonuses to select employees for extraordinary efforts. Trinity also pays a portion of the premiums for certain insurance plans and makes available other plans at the employee’s expense. In addition, Trinity has Stock Incentive and Deferred Income Plans for employees designated by the Board. Trinity also recognizes and celebrates each employee’s anniversary with the grant of additional vacation hours at each anniversary, pins at 1, 3, 5, 10, 20, 25 and 30 years of service, four-week paid sabbaticals for every ten years of employment, and special awards at 20 and 30 years.

Trinity pays each element of compensation to its employees to further the goals of the compensation program.  Trinity believes it necessary to provide competitive pay and benefits to its employees in order to attract and retain competent and intelligent employees in a geographic area with little unemployment, approximately one-half of the national rate, and high levels of educational achievement. It is essential, therefore, that Trinity considers the practices of its peers and competitors in setting the levels for each type of compensation. Trinity does not pay commissions as they are inconsistent with Trinity’s culture which values relationship building to create a strong customer base, rather than “selling” products to Trinity’s customers.

NEO compensation consists of base salary, profit sharing, ESOP contributions, ESOP top-heavy cash payments, if salary exceeds plan caps, discretionary performance bonuses, benefits and discretionary stock incentives. NEOs are eligible to participate in all benefits on an equal basis with all other employees.  Mr. Enloe is also provided with a vehicle allowance for one-half of his car lease, insurance and expenses on this vehicle.

Trinity firmly believes that employee/owners act differently than employees who do not have a personal stake in their company. In keeping with this philosophy, Trinity holds stock ownership as a critical element of Trinity’s compensation program for all employees. Included in the compensation program are Trinity’s ESOP and Stock Option and Stock Incentive Plans. Trinity uses stock ownership to align the interests of its employees and senior management with those of Trinity’s shareholders. Trinity has enjoyed consistently high returns to Trinity’s shareholders during the time these stock programs have existed. Although stock-based awards and incentives are a key part of Trinity’s compensation program, Trinity recognizes the limitations inherent in the benefit to Trinity’s senior management in awards of non-qualified stock options due to the expense and taxes associated with exercise. For that reason, Trinity primarily motivates its senior management through the award of base salary and cash incentives.

The Committee considers, to a limited extent, prior compensation in the granting of compensation awards. Particularly in the realm of stock incentives, the Compensation Committee reviews the gains on stock options to its NEOs. Trinity takes into account the costs to the NEO of exercising those stock incentives and the accounting and tax consequences of such awards to Trinity and subsequently grants those more advantageous to Trinity.

The Committee recommends to the Board the amount for each element of compensation to Trinity’s NEOs based on performance, both individual and company-wide, as well as market rates. The general percentages of total compensation for each element are approximately 60% to 64% in salary, approximately 18% to 20% in short-term incentives, and 20% to 25% in Long-Term Incentives. Salaries are increased based primarily on individual performance as well as evaluation of market rates.

Trinity currently does not have any provisions that would require the adjustment or recovery of awards or payments upon restatement or other adjustment of relevant company performance. However, to the extent that such adjustment or recovery is required under applicable securities or other law, Trinity’s Employment Agreements with Mr. Enloe and Mr. Wells provide that they will make restitution.

Base Salary.  Mr. Enloe’s salary is determined annually by the Board, based on the recommendations of the Committee. Mr. Enloe determines, with the approval of the Board, the salary for Mr. Wells. Mr. Wells determines the salary  for Mr. Bartholomew. The Committee and Messrs. Enloe and Wells examine the performance of the individual and as well as the performance of Trinity in determining the appropriate increases and awards. Measures for determining company performance include: financial performance, customer satisfaction, and employee satisfaction. Within each of these areas, Messrs. Enloe and Wells and the Board examine the key measures set by the Board and management.

Salary Increases in 2006. On December 15, 2005, the Board approved a salary increase of 5% to Mr. Enloe and 5% to Mr. Wells. Both salary increases were merit-based and made effective on January 1, 2006. Mr. Enloe’s salary increase was based upon his performance in the management of Trinity, the financial results compared to budget, and the progress made and accomplishment of corporate goals and strategies. Mr. Wells’ salary increase was based upon his performance in the management of day-to-day operations of LANB and the progress made and accomplishment of corporate goals and strategies, as well as Trinity’s performance in 2005.

Mr. Bartholomew was awarded a merit-based salary increase of 6.82%, effective January 1, 2006. Mr. Bartholomew’s salary increase was based upon his performance in the management of the Cashiers’ Department, financial reporting and controls, and accomplishment of departmental goals.

Salary Increases in 2007. On December 21, 2006, the Board approved a merit-based salary increase of 4% to Mr. Enloe, effective January 1, 2007. Mr. Enloe’s salary increase was based upon his performance in the management of Trinity and the progress made and accomplishment of corporate goals as well as Trinity’s financial performance compared to budget.

On December 22, 2006, Mr. Wells received a salary increase of 6%, effective January 1, 2007. Mr. Wells’ salary increase was based upon his performance in the management of day-to-day operations of LANB, management and oversight of senior management, information systems department and technology objectives, marketing initiatives, the progress toward and accomplishment of corporate goals and community leadership.

On December 22, 2006, Mr. Bartholomew received a salary increase of 8.94%, effective January 1, 2007. Mr. Bartholomew’s salary increase was based upon his performance in the management of the Cashiers’ Department, financial reporting and controls, budget planning, accomplishment of departmental goals and progress on strategic plans and corporate goals.

The NEOs’ base salaries constitute the majority of each officer’s total compensation. Base salary accounts for approximately: 60% of Mr. Enloe’s total compensation; 68% of Mr. Wells’ total compensation; and 73% of Mr. Bartholomew’s total compensation. The makeup of total compensation with the salary constituting the largest portion allows Trinity’s NEOs to strive to grow Trinity’s profits, assets and returns on a consistent basis, without having conflicting incentives for year-to-year performance returns that may adversely affect long-term sustainable returns.

Short-Term Incentives.

Profit Sharing and Employee Stock Ownership Plan.  Short-term incentives are granted based upon Trinity’s performance. All eligible hourly and salaried employees participate, on an equal basis, in Trinity’s ESOP as well as Trinity’s Profit Sharing Plan. All eligible employees receive the same percentage of their base salary as compensation through these programs. Two-thirds of each eligible employee’s award is in the form of cash bonuses through the Profit Sharing Plan and one-third is contributed to their ESOP account. These plans provide incentive for all employees to contribute to the efficient and profitable operation of Trinity’s businesses.  Full-time employees become eligible for ESOP participation for the year following the completion of 1,000 hours of service. An employee’s ownership of his or her ESOP account currently vests incrementally over a period of seven years, although we anticipate a shortening of this period to six years based upon the Pension Protection Act of 2006. Full-time employees become eligible for Profit Sharing participation for the year following the completion of 18 months of service. Trinity’s contribution to these programs is recommended by the Compensation Committee and determined by the full Board based on the profitability of Trinity and is fully discretionary.

Trinity’s NEOs participate in Trinity’s Profit Sharing Plan and ESOP program on the same basis as all eligible employees. The Board determines, based on the Committee’s recommendation, the contribution amount, if any, each year based on Trinity’s performance. Trinity has granted approximately 7% of its pre-tax net income to these plans for each of the last seven years. Trinity’s ESOP program has top-heavy provisions that exclude an employee’s base salary in excess of

$220,000. In 2006, the Board approved a top-heavy make-up cash payment to Trinity’s NEOs whose salaries are in excess of this amount so that they participate in the same percentage, although those funds are granted as a cash award in 2007. In 2006, Mr. Enloe received a top-heavy make-up payment of $6,687 and Mr. Wells received a payment of $1,074.  In 2006, the Profit Sharing and ESOP portion of Trinity’s NEOs’ compensation, including any top-heavy make-up payments, constituted 8.97% of Mr. Enloe’s total compensation; 9.68% of Mr. Wells’ total compensation; and 10.42% of Mr. Bartholomew’s total compensation.

Trinity contributes to the Profit Sharing Plan due to its belief that sharing corporate profits is an effective motivating technique for employees. Trinity believes that sharing profits leads to employees who are more conscientious in reducing costs and increasing income and efficiency. Trinity pays into the ESOP in accordance with its culture of ownership and as a method for providing some retirement funds for its employees. It is Trinity’s strongly held belief that employees who have a stake in Trinity’s long-term success work harder to make Trinity a more profitable and sustainable enterprise.

Discretionary Bonus.  The Board has the discretion to award Mr. Enloe a bonus, and Mr. Enloe has the discretion to award Messrs. Wells and Bartholomew a bonus, based upon Trinity’s annual performance. Mr. Enloe’s 2006 discretionary performance bonus was $30,000 (5.45% of his total compensation); Mr. Wells’ 2006 discretionary performance bonus was $15,000 (4.47% of his total compensation); and Mr. Bartholomew’s 2006 discretionary performance bonus was $7,000 (4.36% of his total compensation).  The Board has intentionally retained bonuses as a smaller portion of total compensation as it believes management’s focus should be on longer term sustainability goals. In addition, we pay the majority of Trinity’s NEOs’ short-term incentives through Trinity’s Profit Sharing and ESOP programs on the same basis as all other employees. In 2006, the combination of the NEOs’ Bonus, Profit Sharing and ESOP (including any ESOP top-heavy make up payments) brought their total short-term incentives to 14.43% of Mr. Enloe’s total compensation; 14.17% of Mr. Wells’ total compensation; and 14.79% of Mr. Bartholomew’s total compensation.

The Board did not use predetermined performance criteria in 2006 to determine the amount of performance bonus a NEO may be eligible for, but rather, granted awards based on both the key measures and adaptation to events, whether anticipated or unanticipated, which allowed for an effective compensation program for Trinity’s NEOs that is also in alignment with Trinity’s compensation philosophy, corporate strategy and corporate culture. As stated previously, the Compensation Committee is currently considering implementing a Performance Plan in the future that would contain specific performance thresholds and measurements.

Long-Term Incentives.

General.  Trinity has granted stock incentives to key employees as motivation to enhance the appreciation of Trinity’s stock price and returns and to reward their efforts through the long-term appreciation of Trinity’s stock price. While such grants have a minimal dilution effect on the interests of existing shareholders, the Committee and the Board believe that aligning the senior leaders’ personal long-term interests with those of the shareholders outweighs the minimal dilutive effect. The full benefit of the stock incentives are only realized upon the appreciation of Trinity’s stock price, providing an incentive for participants to create value for Trinity’s shareholders by delivering consistent and sustainable returns and equity in the Company.

Trinity Capital Corporation 2005 Stock Incentive Plan.  The following is a brief description of the material terms of the Plan. The following summary is qualified in its entirety by reference to the full Plan which may be found as Appendix A to Trinity’s 2005 Proxy Statement.

•                  A maximum of 500,000 shares of Trinity’s common stock are reserved for issuance.  A maximum of 100,000 shares may be granted to an individual during any calendar year. Shares delivered will be authorized but unissued shares of Trinity common stock, treasury shares or shares purchased in the open market or otherwise.

•                  In the event of recapitalizations, reclassifications or other specified events affecting Trinity or shares of Trinity’s common stock, appropriate and equitable adjustments may be made to the number and kind of shares of Trinity’s common stock available for grant, as well as to other maximum limitations under the Plan, and the number and kind of shares of Trinity common stock or other rights and prices under outstanding awards.

•                  The Plan is an “omnibus” stock plan that permits the Compensation Committee to utilize various types of equity-based awards.

•                  The price of any stock option granted may not be less than the fair market value of Trinity’s common stock on the date the option is granted. The option price is payable in cash, shares of Trinity’s common stock, through a broker-assisted cashless exercise or as otherwise permitted by the Compensation Committee.

•                  The Plan does not permit the repricing of options or stock appreciation rights (“SARs”) without the approval of shareholders or permit the granting of discounted options.

•                  The Plan will have a term of ten years expiring on April 7, 2015, unless terminated earlier by the Board. The Board may at any time and from time to time and in any respect amend or modify the Plan. The Board may seek the approval of any amendment or modification by Trinity’s shareholders to the extent it deems necessary or advisable in its sole discretion for purposes of compliance with Section 162(m) or Section 422 of the Internal Revenue Code, or another exchange or securities market or for any other purpose.

1998 Stock Option Plan.  Awards granted prior to January 1, 2005 were issued under the 1998 Stock Option Plan.  This Plan can be found as Exhibit 10.4 to Trinity’s Form 10 filed on April 30, 2003.

Stock Option Grant Practices.  Mr. Enloe makes recommendations to the Board with regard to the amount and type of stock awards for all other employees. These recommendations are considered by the Committee which, in turn, provides its own recommendations for approval by the full Board. The Committee delegates administration of the awards to management.

Trinity does not have a program, plan or practice to time stock option grants to its executives in coordination with the release of material nonpublic information. Trinity does not time the release of material non-public information for the purpose of affecting the values of executive compensation.  At the time of making equity award decisions, the Compensation Committee is typically aware of the earnings results and takes them into account as a basis for rewarding the NEOs, but does not adjust the size of grants to reflect the possible market reaction. Trinity has not repriced any compensation awards, including stock incentive grants nor has it made any material modifications to these Plans or awards. Trinity intends to determine grants of stock incentives at the end of each fiscal year and to announce those awards as soon as practicable following the grant.

Trinity’s stock incentive awards have been priced at or above the market value of the stock based on the last reported sale price as of the date of grant which is also the date of approval, with the exception of the July 1998 stock option grant which was granted at $0.25 below the last reported sale price and the January 1, 2006 stock appreciation right grant which was approved on December 15, 2005 and granted at the closing market price as of December 31, 2005. Trinity set the SARs grant date for 2005 on a date other than the approval date due to accounting rule changes that took affect on January 1, 2006 that were advantageous to Trinity.  Trinity has awarded all stock option and SARs based on the last reported market price of Trinity’s stock on the option grant date, with the exception of the July 1998 and January 2006 grants as described above. Trinity has, with the exceptions noted above, and will in the future price all options and other equity awards at or above market price as of the actual grant date.

During the last nine years during which Trinity has granted stock options, earnings per share (diluted) has increased 140.27%, with an average annual increase of 11.64%. During this same period, the market value of Trinity’s stock (adjusted for stock splits), based on reported sales, has increased 220.00%, with an average annual increase of 15.64%.

Awards Granted in 2006. On January 1, 2006, Trinity awarded the following number of SARs: 28,000 to Mr. Enloe, 14,000 to Mr. Wells and 7,000 to Mr. Bartholomew. The grant price was $28.00, which was the last reported sale price on December 31, 2005. The SARs will settle upon the earlier of the following: (a) 5 year anniversary of the grant date; (b) date of the participant’s death; (c) the date of the participant’s disability, as defined under Section 409A of the Internal Revenue Code; (d) the later of the date of the participant’s termination of service as an employee or a director; or (e) a change of control, as permitted under Section 409A of the Internal Revenue Code.

These awards were based upon the Company’s performance in 2005. The Board recognized that net income had reached its second-highest level ever and highest level without extraordinary income being a factor as it was in 2003. Additionally, return on average equity and efficiency improved. In addition to granting the SARs to reward 2005 performance, the Board also recognized the alignment inherent in tying the interests of its senior management with those of its shareholders.

Awards Granted in 2007. On January 16, 2007, Trinity awarded the following number of SARs:  18,000 to Mr. Enloe, 9,000 to Mr. Wells and 4,000 to Mr. Bartholomew.  The grant price was $28.75, which was the last reported sale price on that date.  The SARs will settle upon the earlier of the following: (a) 5 year anniversary of the grant date; (b) date of the participant’s death; (c) the date of the participant’s disability, as defined under Section 409A of the Internal Revenue Code; (d) the later of the date of the participant’s termination of service as an employee or a director; or (e) a change of control, as permitted under Section 409A of the Internal Revenue Code.

These awards were based upon the Company’s performance in 2006. The Board took into account that Trinity did not meet its budgeted financial goals, but acknowledged that this was not due to operational deficiencies but rather primarily caused by a management decision to increase the loan loss reserve. The Board reduced the number of shares granted from the previous year’s awards, but determined that awards were beneficial as additional motivation to senior management to work toward improving future returns.

Additional Benefits.

Trinity provides a vehicle allowance that pays one-half of Mr. Enloe’s car lease (Mr. Enloe pays the other half), insurance and expenses for his vehicle.

The Compensation Committee concluded, after thoroughly discussing Trinity’s NEO’s compensation and based upon the components of the compensation program, that the compensation of Trinity’s NEOs is reasonable.

COMPENSATION COMMITTEE REPORT

The report of the Compensation Committee below shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement  into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent Trinity specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The Compensation Committee has reviewed and discussed Trinity’s Compensation Discussion and Analysis with management. The Committee also reviewed its composition and concluded that all directors serving on the Committee are independent pursuant to the standards promulgated by NASDAQ, Inc. The Committee has met and held discussions with management regarding the fair and complete presentation of Trinity’s compensation practices, policies and plans.

Based on the review and discussions, the Committee has recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis contained herein be included in Trinity’s Annual Report on Form 10-K for the year ended December 31, 2006 and Proxy Statement, for filing with the Securities and Exchange Commission.

The Compensation Committee:

Robert P. Worcester (Chair)

Deborah U. Johnson

Jerry Kindsfather

Lewis A. Muir

Stanley D. Primak

Charles A. Slocomb

Summary Compensation Table

Trinity currently has three NEOs. These officers are: William C. Enloe, Chief Executive Office and President of Trinity, Chief Executive Officer and Chairman of LANB and Chief Executive Officer and Chairman of Title Guaranty; Steve W. Wells, Secretary of Trinity and President and Chief Administrative Officer of LANB; and Daniel R. Bartholomew, Chief Financial Officer of Trinity and LANB. The following table contains the summary of compensation to Trinity’s NEOs in 2006.

2006 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus[1] ($)	Option Awards[2] ($)	All Other Compensation[3] ($)	Total ($)
(a)	(b)	(c)	(d)	(f)	(i)	(j)
William C. Enloe, Chief Executive Officer of Trinity	2006	334,839	30,000	117,021	68,251	550,296
Steve W. Wells, President of LANB	2006	227,438	15,000	58,515	33,967	334,920
Daniel R. Bartholomew, Chief Financial Officer of Trinity	2006	117,600	7,000	18,934	17,213	160,508

(1)             The Bonus category includes discretionary bonuses.

(2)             Option Awards are valued as expensed under 123R with expense amortized over the vesting period for each grant of option awards.

(3)             The All Other Compensation category consists of ESOP contributions, ESOP top-heavy cash payments, Profit Sharing payments and all insurance and perquisites.

Included in the above Summary Compensation Table is Other Compensation (Column i). The following table provides more detail on the compensation paid to Trinity’s NEOs in 2006 included in that column.

2006 All Other Compensation Table

Name	Year	Perquisites and Other Personal Benefits ($)	Profit Sharing ($)	Insurance Premiums ($)	Company Contributions to Retirement and 401(k) Plans ($)	Total ($)
William C. Enloe	2006	14,302	32,450	4,499	16,999	68,250
Steve W. Wells	2006	—	21,100	1,196	11,386	33,682
Daniel R. Bartholomew	2006	—	10,400	452	6,342	17,194

Grants of Plan-Based Awards

One element of the compensation for Trinity’s NEOs is the granting of long-term stock incentives. All stock incentives have been granted based on incentive plans approved by the shareholders. These include the 1998 Stock Option Plan and the Trinity Capital Corporation 2005 Stock Incentive Plan. The following is a summary of the Plan-Based Awards granted in 2006 to Trinity’s NEOs.

2006 Grants of Plan-Based Awards Table

Name	Grant Date	Approval Date	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards[1] ($/Sh)
William C. Enloe	1/1/2006	12/15/2005	28,000	$28.00
Steve W. Wells	1/1/2006	12/15/2005	14,000	$28.00
Daniel R. Bartholomew	1/1/2006	12/15/2005	7,000	$28.00

(1)             The Exercise Price is equal to the last reported closing price on the date of grant.

All options listed above vest upon the earlier of the following: (a) 5 year anniversary of the grant date; (b) date of the participant’s death; (c) the date of the participant’s disability, as defined under Section 409A of the Internal Revenue Code; (d) the later of the date of the participant’s termination of service as an employee or a director; and (e) a change of control, as permitted under Section 409A of the Internal Revenue Code.

Outstanding Equity Awards at Fiscal-Year End

The table below depicts all equity awards outstanding as of the 2006 year-end. This includes the SARs granted on January 1, 2006 which are also included in the Summary Compensation Table above.

2006 Outstanding Equity Awards at Fiscal Year-End Table

Option Awards
	Number of Securities Underlying		Option
	Unexercised Options (#)		Exercise
Name	Exercisable	Unexercisable	Price ($)	Option Expiration Date
William C. Enloe	—	28,000	$ 28.00	1/1/20111
	18,667	9,333	$ 30.50	8/16/20151
	28,000	—	$ 32.00	12/18/2013[2]
	28,000	—	$ 22.00	12/19/2012[2]
	28,000	—	$ 20.00	12/20/2011[2]
	28,000	—	$ 20.00	12/14/2010[2]
	8,895	—	$ 16.00	12/16/2009
Steve W. Wells	—	14,000	$ 28.00	1/1/2011[1]
	9,333	4,667	$ 30.50	8/16/2015[2]
	14,000	—	$ 32.00	12/18/2013[2]
	14,000	—	$ 22.00	12/19/2012[2]
	14,000	—	$ 20.00	12/20/2011[2]
	14,000	—	$ 20.00	12/14/2010[2]
	11,013	—	$ 16.00	12/16/2009[2]
Daniel R Bartholomew	—	7,000	$ 28.00	1/1/2011[1]
	4,667	2,333	$ 30.50	12/16/2014[2]

(1)           SARs vest at maturity on the fifth anniversary date of grant.

(2)           NQSOs vest one-third on the first three anniversary dates of grant and mature on the tenth anniversary date of grant.

Option Exercises and Stock Vested in 2006

The following table shows the number of shares of stock acquired through the exercise of options in 2006 and the value realized on exercise. The value realized on exercise is calculated by the difference of the option exercise price and the fair market value as of the date of exercise multiplied by the number of shares exercised. The options exercised in 2006 were all Non-Qualified Stock Options issued under the 1998 Stock Option Plan and as such the value realized on exercise listed below is taxable as ordinary income to the grantee.

2006 Option Exercises and Stock Vested Table

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
William C. Enloe	47,105	708,083
Steve W. Wells	9,104	144,421
Daniel R. Bartholomew	—	—

POST-EMPLOYMENT COMPENSATION:

Trinity does not have a Pension Benefits Plan nor have its employees used the Trinity Capital Corporation 2005 Deferred Income Plan.

Trinity has various agreements which require payments be made to certain employees upon termination or constructive termination. The following is a comprehensive description of the applicable post-employment plans and benefits provided by Trinity through its employment plans and agreements. The amounts of any Post-Employment Compensation are based upon the values for each element and the last reported trade price of Trinity’s stock as of December 31, 2006. Messrs. Enloe, Wells and Bartholomew participate in Trinity’s ESOP in the same manner as all other employees. Messrs. Enloe, Wells and Bartholomew are each fully vested in the ESOP and would be entitled to distribution of the account balance pursuant to the terms and conditions within the ESOP upon termination.

Voluntary Termination

Upon the voluntary termination by an employee, all pay and benefits will cease as of the date of termination, except as required by severance agreement or required by law. Voluntary termination for all employees, including Trinity’s NEOs, results in no severance payments. All employees are paid accrued vacation and any other benefits required by law. Mr. Enloe and Mr. Wells are covered under Employment Agreements which require each of them to provide 60 days’ prior written notice of their intent to terminate their employment.

For employees who were granted Non-Qualified Stock Options (“NQSOs”) under Trinity’s 1998 Stock Option Plan (“1998 Plan”), all options exercisable as of the date of voluntary termination must be exercised by the earliest of the specified expiration date or two years following the date of termination. All non-vested options are forfeited on the date of voluntary termination. The value Mr. Enloe would realize upon voluntary termination for grants awarded under the 1998 Plan is $792,411, and he would retain the right to exercise 28,000 NQSOs at an exercise price of $32.00 until the earlier of the second anniversary of his termination or the grant’s scheduled expiration. The value Mr. Wells would realize upon voluntary termination for grants awarded under the 1998 Plan is $479,916, and he would retain the right to exercise 14,000 NQSOs at an exercise price of $32.00 until the earlier of the second anniversary of his termination or the grant’s scheduled expiration. Mr. Bartholomew would retain the right to exercise 4,667 NQSOs at an exercise price of $30.50 until the earlier of the second anniversary of his termination or the grant’s scheduled expiration.

Under the Trinity Capital Corporation 2005 Stock Incentive Plan (“2005 Plan”), employees who voluntarily terminate must exercise all vested stock options within 90 days following termination. Stock Options that are not yet vested are forfeited. Under the 2005 Plan, SARs immediately vest and are settled as of the date of voluntary termination. The value Mr. Enloe would realize upon voluntary termination for grants awarded under the 2005 Plan is $20,988, and he would retain the right to exercise 9,333 NQSOs at an exercise price of $30.50 for 90 days. The value Mr. Wells would realize upon voluntary termination for grants awarded under the 2005 Plan is $10,494, and he would retain the right to exercise 4,667 NQSOs at an exercise price of $30.50 for 90 days. The value Mr. Bartholomew would realize upon voluntary termination, for grants awarded under the 2005 Plan, is $5,250.

The total value Mr. Enloe would receive upon his voluntary termination is $813,399. The total value Mr. Wells would receive upon his voluntary termination is $490,410. The total value Mr. Bartholomew would receive upon his voluntary termination is $5,250. No additional bonuses or stock incentives are due upon voluntary termination of any employee.

Termination due to Death

Upon the death of an employee, all pay and benefits will cease as of the date of death, except as required by law. Termination due to death for all employees, including Trinity’s NEOs, results in no severance payments. For employees who were granted stock options under Trinity’s 1998 Plan or 2005 Plan, all stock options exercisable as of the date of death must be exercised by the earlier of the specified expiration date or the first anniversary of the date of death. All non-vested options are forfeited. Under the 2005 Plan, all SARs immediately vest and are settled as of the date of death. No additional bonuses or stock incentives are due upon the termination due to death of any employee.

The value Mr. Enloe would realize upon termination due to death, for grants awarded under the 1998 Plan, is $792,411, and his estate would retain the right to exercise 28,000 NQSOs at an exercise price of $32.00 until the earlier of the first anniversary of his termination or the grant’s scheduled expiration. The value Mr. Wells would realize upon termination due to death for grants awarded under the 1998 Plan is $479,916, and his estate would retain the right to exercise 14,000 NQSOs at an exercise price of $32.00 until the earlier of the first anniversary of his termination or the grant’s scheduled expiration. Following Mr. Bartholomew’s termination due to death, his estate would retain the right to exercise 4,667 NQSOs at an exercise price of $30.50 until the earlier of the first anniversary of his termination or the grant’s scheduled expiration.

The value Mr. Enloe would realize upon termination due to death, for grants awarded under the 2005 Plan, is $20,988 and his estate would retain the right to exercise 9,333 NQSOs at an exercise price of $30.50 until the earlier of the first anniversary of his termination or the grant’s scheduled expiration. The value Mr. Wells would realize upon termination due to death, for grants awarded under the 2005 Plan, is $10,494 and his estate would retain the right to exercise 4,667 NQSOs at an exercise price of $30.50 until the earlier of the first anniversary of his termination or the grant’s scheduled expiration. The value Mr. Bartholomew would realize upon termination due to death, for grants awarded under the 2005 Plan, is $5,250.

The total value Mr. Enloe would receive upon his termination due to death is $813,399. The total value Mr. Wells would receive upon his termination due to death is $490,410. The total value Mr. Bartholomew would receive upon his termination due to death is $5,250.

Termination due to Disability

Upon termination due to disability of any employee, all pay and benefits will cease as of the date of termination, except as required by law. Termination due to disability for all employees, including Trinity’s NEOs, results in no severance payments. For employees who were granted stock options under Trinity’s 1998 Plan, stock options exercisable as of the date of termination due to disability must be exercised by the earlier of the specified expiration date or the second anniversary of termination. Under the 2005 Plan, stock options exercisable as of the date of termination due to disability, as defined therein, must be exercised by the earliest of the specified expiration date or the first anniversary of termination. SARs granted under the 2005 Plan immediately vest and are settled as of the date of termination due to disability.

The value Mr. Enloe would realize upon termination due to disability, for grants awarded under the 1998 Plan, is $792,411, and he would retain the right to exercise 28,000 NQSOs at an exercise price of $32.00 until the earlier of the second anniversary of his termination or the grant’s scheduled expiration. The value Mr. Wells would realize upon termination due to disability for grants awarded under the 1998 Plan is $479,916, and he would retain the right to exercise 14,000 NQSOs at an exercise price of $32.00 until the earlier of the second anniversary of his termination or the grant’s scheduled expiration. Following Mr. Bartholomew’s termination due to disability, he would retain the right to exercise 4,667 NQSOs at an exercise price of $30.50 until the earlier of the second anniversary of his termination or the grant’s scheduled expiration.

The value Mr. Enloe would realize upon termination due to disability, for grants awarded under the 2005 Plan, is $20,988, and he would retain the right to exercise 9,333 NQSOs at an exercise price of $30.50 until the earlier of the first anniversary of his termination or the grant’s scheduled expiration. The value Mr. Wells would realize upon termination due to disability, for grants awarded under the 2005 Plan, is $10,494, and he would retain the right to exercise 4,667 NQSOs at an exercise price of $30.50 until the earlier of the first anniversary of his termination or the grant’s scheduled expiration. The value Mr. Bartholomew would realize upon termination due to disability, for grants awarded under the 2005 Plan, is $5,250.

The total value Mr. Enloe would receive upon his termination due to disability is $813,399. The total value Mr. Wells would receive upon his termination due to disability is $490,410. The total value Mr. Bartholomew would receive upon his termination due to disability is $5,250.

Termination Without Cause (absent a Change of Control)

Trinity operates in New Mexico, which is an employment-at-will state. Trinity employs all of its employees on an at-will basis and is not required to make any severance payments to any employees, with the exception of Messrs. Enloe and Wells. Messrs. Enloe and Wells are covered under Employment Agreements which require certain severance payments for termination without cause prior to the end of their contracted terms; however, they remain terminable at will. Messrs. Enloe and Wells are to receive a sum equal to twelve months’ salary upon such an event, $334,839 and $227,438, respectively, as of December 31, 2006. Messrs. Enloe’s and Wells’ Employment Agreements renew automatically for one-year periods unless otherwise terminated following the initial term which expires on December 31, 2010.

NQSOs granted under the 1998 Plan exercisable as of the date of termination without cause must be exercised by the earlier of the specified expiration date or two years following termination. All non-vested options are forfeited upon termination. The value Mr. Enloe would realize upon termination without cause, absent a change in control, for grants awarded under the 1998 Plan, is $792,411, and he would retain the right to exercise 28,000 NQSOs at an exercise price of $32.00 until the earlier of the second anniversary of his termination or the grant’s scheduled expiration. The value Mr. Wells would realize upon termination without cause, absent a change in control, for grants awarded under the 1998 Plan is $479,916, and he would retain the right to exercise 14,000 NQSOs at an exercise price of $32.00 until the earlier of the second anniversary of his termination or the grant’s scheduled expiration. Following Mr. Bartholomew’s termination without cause, absent a change in control, he would retain the right to exercise 4,667 NQSOs at an exercise price of $30.50 until the earlier of the second anniversary of his termination or the grant’s scheduled expiration.

Under the 2005 Plan, all stock options that are exercisable as of the date of termination without cause must be exercised within 90 days of termination. SARs granted under the 2005 Plan vest and are settled as of the date of termination without cause. The value Mr. Enloe would realize upon termination without cause, absent a change in control, for grants awarded under the 2005 Plan, is $20,988, and he would retain the right to exercise 9,333 NQSOs at an exercise price of $30.50 for 90 days. The value Mr. Wells would realize upon termination without cause, absent a change in control, for grants awarded under the 2005 Plan, is $10,494, and he would retain the right to exercise 4,667 NQSOs at an exercise price of $30.50 for 90 days. The value Mr. Bartholomew would realize upon termination without cause, absent a change in control, for grants awarded under the 2005 Plan, is $5,250.

The total value Mr. Enloe would receive upon his termination without cause, absent a change in control, is $1,148,238. The total value Mr. Wells would receive upon his termination without cause, absent a change in control, is $717,848. The total value Mr. Bartholomew would receive upon his termination without cause, absent a change in control, is $5,250.

Termination For Cause (without Change of Control)

Trinity has no obligation to pay severance to any employee terminated for cause. In the event that Mr. Enloe or Mr. Wells are terminated for cause, Trinity has no further obligation under the terms of their Employment Agreements. “Cause” is defined in their Employment Agreements.

NQSOs granted under the 1998 Plan exercisable as of the date of termination for Cause must be exercised by the earlier of the specified expiration date or two years following termination. All non-vested options are forfeited upon termination. The value Mr. Enloe would realize upon termination for cause, without a change in control, for grants awarded under the 1998 Plan, is $792,411, and he would retain the right to exercise 28,000 NQSOs at an exercise price of $32.00 until the earlier of the second anniversary of his termination or the grant’s scheduled expiration. The value Mr. Wells would realize upon termination for cause, without a change of control, for grants awarded under the 1998 Plan is $479,916, and he would retain the right to exercise 14,000 NQSOs at an exercise price of $32.00 until the earlier of the second anniversary of his termination or the grant’s scheduled expiration. Following Mr. Bartholomew’s termination for cause, without a change of control, he would retain the right to exercise 4,667 NQSOs at an exercise price of $30.50 until the earlier of the second anniversary of his termination or the grant’s scheduled expiration.

Under the 2005 Plan, all stock options expire the day prior to termination when termination is for cause. SARs granted under the 2005 Plan are forfeited if termination is for cause. Messrs. Enloe, Wells and Bartholomew would realize no value upon termination for cause, without a change in control, for grants awarded under the 2005 Plan.

The total value Mr. Enloe would receive upon his termination for cause, without a change in control, is $792,411. The total value Mr. Wells would receive upon his termination for cause, without a change in control, is $479,916. Mr. Bartholomew would receive no value upon his termination for cause without a change in control.

Termination after Change in Control Without Cause or For Cause

Mr. Enloe’s and Mr. Wells’ Employment Agreements with Trinity provide for severance payments to be paid upon termination with or without cause following a change in control of the Company. In the event that Messrs. Enloe or Wells are terminated within 12 months of a change of control, either with or without cause, each shall be entitled to a lump sum payment of 12 months salary (based upon his then-current rate), $334,839 and $227,438, respectively, as of December 31, 2006. Should Messrs. Enloe or Wells be terminated for non-renewal of his Employment Agreement within 6 months of a change of control, each shall be entitled to the change of control payments specified above. Additionally, should Messrs. Enloe or Wells terminate his employment due to a detrimental change within 24 months of a change of control, each shall be entitled to the change of control payments specified above. All change of control payments are limited in amount in order to comply with the Internal Revenue Code section 280G.

The 1998 Plan provides that upon a change in control, all existing stock options immediately vest and are exercisable. The Plan also provides that the grantee must exercise all vested options by the earlier of the specified expiration date or the second anniversary of termination. The value Mr. Enloe would realize upon termination following a change in control for grants awarded under the 1998 Plan is $792,411, and he would retain the right to exercise 28,000 NQSOs at an exercise price of $32.00 until the earlier of the second anniversary of his termination or the grant’s scheduled expiration. The value Mr. Wells would realize upon termination following a change in control for grants awarded under the 1998 Plan is $479,916, and he would retain the right to exercise 14,000 NQSOs at an exercise price of $32.00 until the earlier of the second anniversary of his termination or the grant’s scheduled expiration. Following Mr. Bartholomew’s termination following a change in control he would retain the right to exercise 4,667 NQSOs at an exercise price of $30.50 until the earlier of the second anniversary of his termination or the grant’s scheduled expiration.

The NQSOs granted under the 2005 Plan immediately vest and are exercisable upon a change in control, unless vesting is conditioned upon performance in which case certain percentages of the awards are vested and exercisable in accordance with the percentages of performance attained as more specifically provided in the 2005 Plan. All SARs granted under the 2005 Plan are also immediately vested and settled as of the date of the change of control. The value Mr. Enloe would realize upon termination following a change in control for grants awarded under the 2005 Plan is $20,988, and he would retain the right to exercise 9,333 NQSOs at an exercise price of $30.50 until the earlier of the second anniversary of his termination or the grant’s scheduled expiration. The value Mr. Wells would realize upon termination following a change in control for grants awarded under the 2005 Plan is $10,494, and he would retain the right to exercise 4,667 NQSOs at an exercise price of $30.50 until the earlier of the second anniversary of his termination or the grant’s scheduled expiration. The value Mr. Bartholomew would realize upon termination following a change in control for grants awarded under the 2005 Plan is $5,250.

The total value Mr. Enloe would receive upon his termination following a change in control is $1,148,238. The total value Mr. Wells would receive upon his termination following a change in control is $717,848. The total value Mr. Bartholomew would receive upon his termination following a change in control is $5,250.

EMPLOYMENT AGREEMENTS

Trinity has entered into Employment Agreements with Mr. Enloe, President and Chief Executive Officer of Trinity, Chairman and Chief Executive Officer of LANB and Title Guaranty, and Mr. Wells, Secretary of Trinity and President and Chief Administrative Officer of LANB.

Trinity entered into these agreements to provide certainty in the relationship between Trinity and these two key employees in relation to their positions, non-compete and non-solicitation agreements and change of control provisions. The key provisions are discussed above in the Post-Employment Compensation section and are qualified in their entirety by reference to the full Employment Agreements which may be found as Exhibits 10.11 and 10.12 to Trinity’s Form 10-K filed on March 16, 2007.

Trinity’s Employment Agreements contain non-compete, non-solicitation, non-disparagement and confidentiality provisions, equitable enforcement provisions, and dispute resolution provisions. These provisions were consideration to induce Trinity to enter into the agreements and thus, any benefit conferred by the agreements is conditioned on the honoring of these terms by the employee. Trinity’s Employment Agreements further precondition the receipt of any severance pay or other benefits upon the employee remaining available for consultation for a twelve month period following termination, not to exceed 100 hours and the release of any employment related claims.

DIRECTOR COMPENSATION

Trinity’s Board is composed of ten directors, eight of whom are independent outside directors. We also have one Director Emeritus. Trinity provides compensation to Trinity’s outside directors based on the service they provide to the company. Trinity’s inside directors, William C. Enloe and Steve W. Wells, and Trinity’s Director Emeritus, George A. Cowan, are provided no compensation for their services as directors, but Trinity’s employed directors are compensated for their positions within Trinity as described above. All Other Compensation for Trinity’s directors consists of tax gross-up payments on all director fees paid to its non-employee directors and entertainment costs associated with Trinity’s Director Retreat. Trinity does not provide for the payment of any tax gross-ups to its NEOs.

2006 Director Compensation

	Fees
	Earned
	Or Paid
Name	in Cash	All Other Compensation[1]	Total
	($)	($)	($)
George A. Cowan[2]	7,500	617	8,117
Jeffrey F. Howell	24,000	1,861	25,861
Deborah U. Johnson	18,000	1,528	19,528
Jerry Kindsfather	18,000	1,635	19,635
Arthur B. Montoya, Jr.	18,000	1,366	19,366
Lewis A. Muir	18,000	1,243	19,243
Stanley D. Primak	18,000	1,403	19,403
Charles A. Slocomb	18,000	1,398	19,298
Robert P. Worcester	21,600	1,741	23,341

(1)      All Other Compensation consists of tax gross-up payments made on director fees paid in cash and entertainment expenses paid by Trinity at the Directors’ Retreat.

(2)      Dr. Cowan served as a director from January to May 2006. Dr. Cowan did not stand for re-election at the 2006 Annual Meeting but remains Director Emeritus.

All of Trinity’s directors are paid a retainer on a monthly basis for their service to Trinity and LANB. No compensation is paid to the directors of Title Guaranty or TCC Appraisal Services. The monthly fee paid for service as a director of Trinity is $500 and the monthly fee paid for service as a director of LANB is $1,000. Trinity’s Chair and Vice-Chair are paid an additional fee per month of service.  The Chair receives an additional $500 per month and the Vice-Chair receives an additional $300 per month. Committee Chairs are not paid additional fees.

Trinity does not have any stock ownership guidelines; however, each of its directors is required to comply with 12 U.S.C. Section 72 which requires its directors to own a minimum of $1,000 in Trinity’s stock. Each of Trinity’s directors owns in excess of $1,000 worth of Trinity’s stock. (See Beneficial Ownership Table on Page 5 for further information)

AUDIT COMMITTEE REPORT

The report of the Audit Committee  below shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement  into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent Trinity specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The Audit Committee has reviewed and discussed Trinity’s audited financial statements for the year ended December 31, 2006 with Trinity’s management, Trinity’s internal auditors and Moss Adams, LLP (“Moss Adams”), Trinity’s independent registered public accounting firm.  The Committee discussed with Moss Adams the matters required to be discussed by Statement on Accounting Standards 61 (Communication with Audit Committees). The Committee also reviewed its composition and concluded that all directors serving on the Committee are independent pursuant to the standards promulgated by NASDAQ.

The Committee has met and held discussions with management and Moss Adams regarding the fair and complete presentation of Trinity’s results and the assessment of Trinity’s internal control over financial reporting.   The Committee reviewed and discussed Trinity’s policies with respect to risk assessment and risk management.

The Committee discussed with Trinity’s internal auditor and Moss Adams the overall scope and plans for their respective audits. The Committee met with the internal auditor and Moss Adams, with and without management present, to discuss the results of their examinations, the evaluations of Trinity’s internal controls, and the overall quality of Trinity’s financial reporting.

Based on the review and discussions with management and Moss Adams, the Committee has recommended to the Board, and the Board has approved, that the audited financial statements be included in Trinity’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.

The Audit Committee:

Jeffrey F. Howell, Chair

Lewis A. Muir

Arthur B. Montoya, Jr.

Charles A. Slocomb

Robert P. Worcester

ITEM I

ELECTION OF DIRECTORS

The Board is divided into three classes of directors, each of whom serve for a three-year term or until his or her successor is elected.  Four Class I directors will be elected at the 2007 Annual Meeting to serve for a three-year term expiring in 2010.

The following table contains certain information with respect to each person who has been nominated for election as a director or will continue as a director, including the year each became a director of Trinity and his or her positions with us. The table also indicates the class and date each director’s current or proposed term will expire. Each director of Trinity also serves as a director of LANB.

NOMINEES

Name	Director Since	Positions with Trinity	Proposed Class/Term

William C. Enloe	1978

President, Chief Executive Officer and
Director of Trinity; Chairman of the Board and
Chief Executive Officer of Los Alamos
National Bank; Chairman of the Board and
Chief Executive Officer of Title Guaranty &
Insurance Company

			Class I (expires 2010)

Deborah U. Johnson	2001	Director of Trinity and Los Alamos National Bank	Class I (expires 2010)

Lewis A. Muir	1990	Director of Trinity and Secretary and Director of Los Alamos National Bank	Class I (expires 2010)

Charles A. Slocomb	1999	Director of Trinity and Los Alamos National Bank	Class I (expires 2010)

Your Board unanimously recommends that you vote “FOR” all nominees

CONTINUING DIRECTORS

Name	Director Since	Positions with Trinity	Proposed Class/Term

Jeffrey F. Howell	2002	Chairman of the Board, Audit Committee Chair and Director of Trinity and Audit Committee Chair and Director of Los Alamos National Bank	Class III (expires 2009)

Jerry Kindsfather	1984	Director of Trinity, Los Alamos National Bank and Title Guaranty & Insurance Company	Class II (expires 2008)

Arthur B. Montoya, Jr.	2001	Director of Trinity and Los Alamos National Bank	Class III (expires 2009)

Stanley D. Primak	2001	Director of Trinity and Los Alamos National Bank	Class III (expires 2009)

Steve W. Wells	1985	Director and Secretary of Trinity and President, Chief Administrative Officer and Director of Los Alamos National Bank and Director of Title Guaranty & Insurance Company	Class II (expires 2008)

Robert P. Worcester	1995	Vice Chairman of the Board, Compensation Committee Chair, Nominating and Corporate Governance Committee Chair and Director of Trinity and Director of Los Alamos National Bank	Class II (expires 2008)

There are no arrangements or understandings between any of the nominees, directors or executive officers and any other person pursuant to which any of Trinity’s nominees, directors or executive officers have been selected for their respective positions.  No nominee, member of the Board or executive officer is related to any other nominee, member of the Board or executive officer.  No nominee or director is a director of another “public corporation” (i.e. subject to the reporting requirements of the Exchange Act) or of any investment company. We have no knowledge that any nominee will refuse or be unable to serve, but if any of the nominees are unavailable for election the holders of the proxies reserve the right to vote for substitute nominees proposed by the Board.

The business experience for each of the nominees and continuing directors is as follows:

NOMINEES FOR DIRECTOR IN 2007

William C. Enloe.   Mr. Enloe, age 58, has served as President and Chief Executive Officer of Trinity since 1979. He is a member of the Board’s Loan, Funds Management, Technology, Trust and Strategic Planning Committees. Mr. Enloe has also served as the Chairman and Chief Executive Officer of Los Alamos National Bank since 1994. Mr. Enloe has been employed by Los Alamos National Bank since 1971 and served as the President and Chief Executive Officer from 1978-1994; Vice President from 1975-1978; Cashier from 1973-1975; and as a Loan Officer from 1971-1973. Additionally, he has served as Chief Executive Officer and Chairman of the Board of Title Guaranty since May 2000 and TCC Advisors since its creation in February 2006. In addition to his service to Trinity, Mr. Enloe is committed to New Mexico charities and economic development efforts. Mr. Enloe is on the Board of the Los Alamos Economic Development Land Use Committee, the Los Alamos Economic Development Corporation and the New Mexico Economic Development Partnership. Additionally, he serves as a member of the Boards of Directors of the Santa Fe Institute, the Delle Foundation, the State Private Equity Investment Advisory Committee, the San Ildefonso Pueblo Economic Development Corporation, Los Alamos Technical Associates, Inc., MIOX Corporation, and the Industrial Business Development Advisory Board. Mr. Enloe is also a managing member of KKSE, LLC.

Deborah U. Johnson.   Ms. Johnson, age 55, has served as a member of the Boards of Directors of Trinity and Los Alamos National Bank since 2001. She has also served as Strategic Planning Committee Chair since 2002 and is a member of the Nominating and Corporate Governance, Compensation and Trust Committees. Ms. Johnson is the Chief Executive Officer and Director of Rick Johnson & Company, Inc., an advertising and marketing firm headquartered in Albuquerque, New Mexico.  Ms. Johnson is the New Mexico member on the Federal Reserve Bank of Kansas City’s Tenth District Economic Advisory Council.  Very active in the business community in Albuquerque, Ms. Johnson serves as Director for the Albuquerque Economic Development Committee (Chairman 2002 and 2003), University of New Mexico Anderson Schools of Management (Chairman 1999), the New Mexico Better Business Bureau (Chairman 1999), the Central New Mexico Susan G. Komen Foundation (Chairman 2001), the United Way Women’s Leadership Council, and the Governor’s Workforce Oversight Committee. Ms. Johnson has a long history of commitment to the business community as well as charitable organizations in New Mexico and has served as, among other positions, a Director of the New Mexico Association of Commerce and Industry, Quality New Mexico and the Governor’s Business Executives for Education.  Ms. Johnson is past chairman of Affiliated Advertising Agencies International, and has received numerous professional awards including “Female Executive of the Year” by the New Mexico Chapter, National Association of Female Executives; “Top 100 Power Broker” by New Mexico Business Weekly; “Woman on the Move,” 1996 and “New Mexico of Vision,” 2004, by the YWCA; “Top 25 Women Business Owners” by New Mexico Woman Magazine; “Maxie Anderson Small Business Award” by the Greater Albuquerque Chamber of Commerce, 1999; and The “ZIA” Achievement Award from the University of New Mexico. The New Mexico Business Weekly recently named her one of the state’s ten “Most Influential Women.”

Lewis A. Muir.   Mr. Muir, age 74, has been a member of the Boards of Directors of Trinity and Los Alamos National Bank since 1990 and was the Audit Committee Chair from 1999 to 2003.  He is a member of the Board’s Loan, Funds Management, Compensation, Audit, and Strategic Planning Committees. Mr. Muir also serves as President and a member of the Board of Universal Properties, and is a member of the Los Alamos Chamber of Commerce where he was a past ex officio member of the Board.  He was also a member of the Board of Directors of the Maternal Child Health Council.  Mr. Muir has been extensively involved in Los Alamos County government for many years, serving as a member of the Council of the Incorporated County of Los Alamos from 1993 to 2003, as a member of the Board of Directors and as Treasurer of the New Mexico Association of Counties from 1993 to 2003. Mr. Muir is a current member and past President of the Los Alamos Rotary Club.  He is a member of the Board of Directors and past President of the Los Alamos Retirement Center. Mr. Muir currently serves as a consulting pharmacist for the Los Alamos County Detention Center.

Charles A. Slocomb.  Mr. Slocomb, age 60, has been a member of the Boards of Directors of Trinity and Los Alamos National Bank since 1999. Mr. Slocomb is a member of the Board’s Technology, Trust, Compensation and Audit Committees. He retired from the Los Alamos National Laboratory in August of 2004 and accepted a job with SAIC as a consulting employee in November 2004.  He held various management positions at the Laboratory, including Project Director, Division Director and Group Leader.  He also serves as a volunteer firefighter for the Laguna Vista Volunteer Fire Department. Mr. Slocomb previously served as a member of the Board of Directors of Laguna Vista Land Owners Association and as a director for Good Touch/Bad Touch. He and his wife, Connie, live in Santa Fe, New Mexico.

DIRECTORS WHOSE TERMS EXPIRE IN 2008

Jerry Kindsfather.   Mr. Kindsfather, age 57, served as the Chairman of the Board of Directors of Trinity from 2000 to 2004. Mr. Kindsfather has served as a member of the Boards of Directors of Trinity and Los Alamos National Bank since 1984 and as a member of the Board of Directors of Title Guaranty & Insurance Company since May 2000. He is also a member of the Compensation, Trust, Strategic Planning, Loan and Funds Management Committees. Mr. Kindsfather retired in November 2003 after serving as the President of AKC, Inc. since 1970 and as co-owner of Ed’s Foods, a retail grocery store located in Los Alamos, New Mexico, since 1970.

Steve W. Wells.   Mr. Wells, age 51, has served as President and Chief Administrative Officer of Los Alamos National Bank since 1994. He has served on the Boards of Directors of Los Alamos National Bank and Trinity since 1986, as Trinity’s Secretary since 1986 and as a member of the Board of Directors of Title Guaranty since May 2000. He is also a member of the Board’s Loan, Funds Management, Technology, Trust and Strategic Planning Committees. Mr. Wells has been employed by Los Alamos National Bank since 1985 and previously held the position of Executive Vice President from 1985 to 1994. He is currently a member of the Boards of Directors of Quality New Mexico, Los Alamos Family YMCA and the New Mexico Bankers Association. Mr. Wells is also a member of the faculty of Western States School of Banking where he teaches Technology Management.

Robert P. Worcester.   Mr. Worcester, age 60, has been a member of the Boards of Directors of Trinity and Los Alamos National Bank since 1995. Mr. Worcester is also the Chair of the Compensation Committee. He is also a member of the Audit, Trust, Strategic Planning and Nominating and Corporate Governance Committees. He has been the President and a 50% shareholder of Worcester & McKay, P.C. since 1993, where he is a practicing attorney, and is a member of Worcester & McKay, LLC.  Mr. Worcester has been recognized by “The Best Lawyers in America” for the last 15 years and has been recently recognized by “Outstanding Lawyers in America.”  He is also a Fellow of the American College of Trust and Estate Counsel. He also serves as the President of the Georgia O’Keefe Foundation.  In addition, Mr. Worcester serves as a member of the Board of Directors and President of the Santa Fe Art Foundation, as a member of the Board of Directors and as President of the John Bourne Foundation, as a member of the Board of Directors and Secretary of the Allan Houser Foundation, as a member of the Board of

Directors and Secretary of the Veritas Foundation and as a member of the Council of Benefactors of the Santa Fe Community Foundation.

DIRECTORS WHOSE TERMS EXPIRE IN 2009

Jeffrey Howell.  Ms. Howell, age 54, has served as a member of the Boards of Directors of Trinity and Los Alamos National Bank since 2002 and Chairman of the Board of Trinity since 2004. She is the Chair of the Audit Committee and serves as the Audit Committee financial expert. Ms. Howell is also a member of the Board’s Loan, Compensation, Trust and Funds Management Committees. She is President and Chief Executive Officer of Howell Fuel and Lumber Company, Inc., headquartered in Wallkill, New York.  She was the founder and managing Director of Howell Meyers Associates from 1997 to 2001, was employed in various capacities at Harvard University from 1985 to 1991, including as Associate Director for Administration at Harvard College Observatory and Assistant Dean for Financial Operations in the Faculty of Arts and Sciences. She was an accountant in the Emerging Business Systems Group at Coopers & Lybrand from 1982 to 1984 after having received her Masters of Business Administration from Yale University. She is also a member of the Board of Directors of the Los Alamos National Laboratory Foundation for which she also serves as President, membership chair of the League of Women Voters of Los Alamos, a member Rotary International, the J. R. Oppenheimer Memorial Committee, and a member of and instructor for the Los Alamos Dog Obedience Club.

Arthur B. Montoya, Jr., DDS.  Dr. Montoya, age 43, has served as a member of the Boards of Directors of Trinity and Los Alamos National Bank since 2001. He is Chair of the Board’s Nominating and Corporate Governance Committee and is a member of the Board’s Audit and Loan Committees. Dr. Montoya runs a successful dental practice in Los Alamos, New Mexico.  He also serves as a member of the Board of Directors of the Los Alamos Girls Basketball League, has been on the Pajarito Home Owners Association Board of Directors and is a past Chairman, taught religious education at Immaculate Heart of Mary Catholic Church, is a past Chairman and member of the Board of Directors of the Los Alamos Chamber of Commerce, a past Chairman and member of the Board of Directors for the Los Alamos Medical Center, is active in the Northern New Mexico Interdisciplinary Study Club, is a Los Alamos girls youth basketball coach and is a volunteer coach for the Los Alamos Fusion Volleyball Club.

Stanley D. Primak.  Mr. Primak, age 55, has served as a member of the Boards of Directors of Trinity and Los Alamos National Bank since 2001. He is also a member of the Board’s Loan, Compensation and Nominating and Corporate Governance Committees.  Mr. Primak is Vice President of Primak Builders, Inc. a residential construction company in Los Alamos, New Mexico, a position he has held since 1996, and is Vice-President of Tranquillo Partners, a residential construction and real estate management company. He is also a member of the Board of Directors of Los Alamos County Personnel Committee and the Los Alamos Commerce and Development Corporation. He is a member of the Los Alamos Homebuilders Association, the Santa Fe Area Homebuilders Association, the New Mexico Homebuilders Association, the Green Builder’s Association, and League of Women Voters of Los Alamos. He is also President of the Los Alamos Chamber of Commerce. Mr. Primak also serves as a board member of 180°, Inc., a nonprofit Christian building trades program that teaches the construction trade to troubled young adults.

DIRECTOR EMERITUS

George A. Cowan.  Dr. Cowan, age 86, has served as a member of the Board of Directors of Trinity since its formation and has been a director of Los Alamos National Bank since 1963. Dr. Cowan was Chairman of the Board of Trinity from 1977 to 1995 and of Los Alamos National Bank from 1965 to 1994. Dr. Cowan will serve as a Director Emeritus following the 2006 Annual Shareholder Meeting.  He is currently a member of the Board’s Loan, Funds Management and Trust Committees. In 1988, he retired from Los Alamos National Laboratory after 40 years of service, over which period he was employed as a staff member, Associate Director for Research and Senior Fellow. Since retiring, Dr. Cowan has continued to serve as a Senior Fellow Emeritus to the Laboratory and was awarded the Los Alamos National Laboratory Medal in 2002. He served as a member of the White House Science Council under President Reagan from 1982 to 1985. Dr. Cowan is the founding member of the Santa Fe Institute, serving as its President from 1984 to 1991.  He continues to serve on the Board of Directors and is a Distinguished Fellow of the Institute.  Dr. Cowan founded the Delle Foundation in 2004, a non-profit foundation that funds research and programs dealing with environmental issues and early childhood development. He also serves as a member of the Board of Directors of Los Alamos National Laboratory Foundation and the Advisory Board for the Center for Neural Basis of Cognition.  Dr. Cowan was awarded a Presidential Citation from the Department of Energy in 1990, the New Mexico Academy of Science Distinguished Scientist Award in 1975, the Robert H. Goddard Award in 1984, the E.O. Lawrence Award in 1965 and the Enrico Fermi Prize in 1991 for his contributions during his career as a nuclear scientist.  He was awarded the Los Alamos Living Treasures Award in 2003. He is a fellow and/or member of several societies, including the American Academy of Arts and Sciences, the American Chemical Society, the American Physical Society and Sigma Xi and has received honorary degrees from several universities.

In addition, the following individual serves as an executive officer of Trinity and Los Alamos National Bank:

Daniel R. Bartholomew.   Mr. Bartholomew, age 40, has served as Chief Financial Officer of Trinity and Vice President and Chief Financial Officer of Los Alamos National Bank since February 2003.  Mr. Bartholomew has been with Los Alamos National Bank since 1987, serving in a variety of positions, including Teller Supervisor, Assistant Cashier, Cashier and Vice President/Cashier.  He is also the Chairman of the Asset/Liability Management/Investment Committee and a member of the ESOP Advisory Committee for the Trinity Capital Corporation ESOP.

ITEM II

APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Shareholders will be asked to ratify the appointment of Moss Adams, LLP as Trinity’s independent registered public accounting firm for the year ending December 31, 2007.  Trinity previously employed Neff & Ricci, LLP as its independent registered public accounting firm. On January 1, 2006, Neff & Ricci combined its practice with that of Moss Adams and ceased to exist. As of that date, Trinity named Moss Adams as its independent registered public accounting firm.

Neff & Ricci’s audit reports on Trinity’s financial statements for 2004 and Moss Adams’ audit reports on Trinity’s financial statements for 2005 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During Trinity’s two most recent fiscal years and the subsequent interim period preceding the replacement of Neff & Ricci, there were no disagreements with Neff & Ricci on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Neff & Ricci, would have caused them to make reference to the subject matter of the disagreements in connection with their reports; and there were no reportable events as described in Item 304(a)(1)(v) of Regulation S-K promulgated by the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended.

During the Registrant’s two most recent fiscal years and through the date of naming Moss Adams as its independent registered public accounting firm, Trinity did not consult Moss Adams with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Registrant’s financial statements, or any other matters or reportable events listed in Item 304(a)(2)(i) or (ii) of Regulation S-K.

Trinity now asks the shareholders to ratify the selection of Moss Adams as its independent registered public accounting firm for the year ending December 31, 2007. If the appointment of Moss Adams is not ratified, the matter of the appointment of independent registered public accounting firm will be considered by the Audit Committee and Board.  A representative of Moss Adams is expected to be present at the Annual Meeting and will given the opportunity to make a statement if the representative desires to do so and will be available to respond to appropriate questions.

Accountant Fees

The following are the audit fees, audit related fees, tax fees and other fees billed by Neff & Ricci and Moss Adams for the 2006 and 2005 audits of Trinity’s financial statements.

	2006	2005
Services Provided	Moss Adams	Neff & Ricci	Moss Adams
Audit Fees	$152,088	$22,800	$98,000
Audit Related Fees	$79,878	$66,425	$8,900
Tax Fees	$17,500	$1,480	$12,000
All Other Fees	$0	$0	$0
Total	$249,466	$90,705	$118,900

Audit Fees. The audit services included the review of the consolidated financial statements and internal control over financial reporting, and other services normally performed by independent auditors in connection with statutory and regulatory filings.

Audit Related Fees. The majority of these services related to the audit of Trinity’s ESOP and 401(K) plan and evaluation of compliance with the Sarbanes-Oxley Act of 2002.

Tax Fees. The tax fees billed were for the preparation of Trinity’s federal and state tax returns.

All Other Fees. Neither Neff & Ricci nor Moss Adams billed for any other services in 2006 or 2005.

Pre-Approval

All audit services, audit related services, tax services, and other services performed in 2006 were pre-approved by the Audit Committee. The Committee concluded that the provision of such services by Neff & Ricci was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee will, going forward, consider annually and, if appropriate, approve the provision of audit and non-audit services by Moss Adams. The Audit Committee will, as necessary, consider and, if appropriate, approve the provision of audit and non-audit services which are not encompassed by the Audit Committee’s annual pre-approval and are not prohibited by law.

The Audit Committee discussed with Moss Adams the firm’s independence from Trinity and its management, including the matters in the written disclosures required by Independence Standards Board Standard No. 1. The Committee concluded that Moss Adams is independent from Trinity and its management.

The Board unanimously, and with the recommendation of the Audit Committee, recommends a vote “for” the approval of Moss Adams, LLP as Trinity’s independent registered public accounting firm for the year ending 2007.

REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION

OF PROXY PROPOSALS, NOMINATIONS OF DIRECTORS

AND OTHER BUSINESS OF SHAREHOLDERS

Shareholder Nomination Procedure. For a shareholder nominee to be considered for inclusion in Trinity’s proxy statement, the nominating shareholder must file a written notice of the proposed director nomination with Trinity’s Corporate Secretary, not less than 120 days prior to the anniversary of the previous year’s annual shareholder meeting. Nominations must include the full name and address of the proposed nominee and a brief description of the proposed nominee’s business experience for at least the previous five years. All submissions must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. The Nominating and Corporate Governance Committee may request additional information in order to make a determination as to whether to nominate the person for director.

Shareholders may suggest candidates for the Board by following the procedure detailed in Trinity’s bylaws.  The following is a summary of the process for shareholder nominations:

•                  The shareholder must provide a written statement suggesting an individual as a candidate that includes the information required by Trinity’s bylaws summarized below.

•                  The statement must be received by the Corporate Secretary, in the case of an annual meeting, not less than 60 days and not more than 90 days prior to the first anniversary (day and month) of the previous year’s annual meeting and, in the case of a special meeting, not less than 60 days and not more than 90 days prior to the special meeting.

Nominations that are not received at least 120 days prior to the anniversary of the previous year’s annual meeting will not be included in Trinity’s proxy statement but will be presented for a vote at the Annual Meeting.

Each shareholder written statement must set forth: (a) as to each person whom the shareholder proposes to nominate for election as director: (i) the name, age, business address and residential address of such person; (ii) the principal occupation or employment of such person; (iii) The class and number of shares of Trinity’s stock which are beneficially owned by such person on the date of the written statement; and (iv) any other information relating to such person that would be required to be disclosed pursuant to rules and regulations promulgated under the Securities Exchange Act; and (b) as to the nominating shareholder giving the written statement: (i) the name and address, as they appear on Trinity’s books, of the nominating shareholder and the name and principal business address of any other beneficial shareholder known by the nominating shareholder to support such nominee; and (ii) the class and number of shares of stock which are beneficially owned by the nominating shareholder on the date of such written statement and the number of shares owned beneficially by any other record or beneficial shareholders known by the nominating shareholder to be supporting such nominee on the date of such written statement.

Any deficiencies in a notice of shareholder nomination will be noted by the Corporate Secretary and the nominating shareholder will be informed and provided an opportunity to cure the defect, if possible.  The presiding officer will determine whether a nomination was timely made and will make that determination at the shareholders meeting.

No shareholder nominations were received by the Corporate Secretary as of March 12, 2007.  The Nominating and Corporate Governance Committee has not retained or paid any third parties to assist in the identification of nominees. All of the nominees approved by the Nominating and Corporate Governance Committee for inclusion on the proxy card included with this Proxy Statement are incumbent directors standing for re-election. Shareholder nominations for the 2008

Annual Meeting must be received by Trinity’s Secretary no earlier than February 23, 2008 and no later than March 26, 2008.

Other Shareholder Proposals. Under Trinity’s bylaws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board or by a shareholder entitled to vote who has delivered written notice to Trinity’s Corporate Secretary.  To be considered for inclusion in Trinity’s proxy statement and form of proxy for Trinity’s 2008 Annual meeting of Shareholders, shareholder proposals must be received by Trinity’s Corporate Secretary, at the above address, no later than January 24, 2008, and must otherwise comply with the notice and other provisions of Trinity’s bylaws, as well as Securities and Exchange Commission rules and regulations.

For proposals to be otherwise brought by a shareholder and voted upon at an annual meeting, the shareholder must file written notice of the proposal (containing certain information specified in the bylaws about the shareholder and the proposed action) to Trinity’s Corporate Secretary no less than 60 days prior to the first anniversary of the preceding year’s annual meeting.

PROXY FOR COMMON SHARES SOLICITED ON BEHALF OF THE BOARD
OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS OF
TRINITY CAPITAL CORPORATION TO BE HELD ON MAY 24, 2007

The undersigned hereby appoints Jill Cook and Tim Doyle, or either one of them acting in the absence of the other, with power of substitution, attorneys and proxies, for and in the name and place of the undersigned, to vote the number of common shares that the undersigned would be entitled to vote if then personally present at the Annual Meeting of shareholders, to be held at the Hilltop House Hotel located at 400 Trinity Drive, Los Alamos, New Mexico, on the 24th day of May 2007 at 6:00 p.m., or any adjournments or postponements of the meeting, upon the matters set forth in the Notice of Annual Meeting  and Proxy Statement, receipt of which is hereby acknowledged, as follows:

ITEM I.	ELECTION OF DIRECTORS:

FOR all nominees	☐	FOR only nominees as marked below		WITHHOLD AUTHORITY to vote for all nominees	☐
		William C. Enloe	☐
		Deborah U. Johnson	☐
		Lewis A. Muir	☐
		Charles A. Slocomb	☐

ITEM II.	RATIFICATION OF THE APPOINTMENT OF MOSS ADAMS, LLP as Trinity’s independent public accountants for the year ending December 31, 2007:

For ☐	Against ☐	Abstain ☐

OTHER ITEMS: In accordance with their discretion, upon all other matters that may properly come before said meeting and any adjournments or postponements of the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.  IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES LISTED UNDER ITEM I, AND “FOR” ITEM II.

Dated:	, 2007

Signature(s)

NOTE:  PLEASE DATE PROXY AND SIGN IT EXACTLY AS NAME OR NAMES APPEAR ABOVE.  ALL JOINT OWNERS OF SHARES MUST SIGN.  STATE FULL TITLE WHEN SIGNING AS EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN, ETC.  PLEASE RETURN SIGNED PROXY IN THE ENCLOSED ENVELOPE.